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TABLE OF CONTENTS

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 15, 2002
Date of Earliest Event Reported: January 30, 2002

LIBERTY MEDIA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-20421	84-1288730
(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.
Englewood, Colorado 80112
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (720) 875-5400

Item 2. Acquisition of Assets.

Item 2 is hereby amended in its entirety to read as follows:

        On January 30, 2002, Liberty Media Corporation ("Liberty") and UnitedGlobalCom, Inc. ("UGC") completed their previously announced transaction. In connection with this transaction, (a) Liberty and certain major stockholders of UGC (such major stockholders, the "Founders") contributed all of the shares of UGC's Class B Common Stock and, in the case of Liberty, some of the shares of UGC's Class A Common Stock, owned by them to a newly formed holding company ("New UGC"), in exchange for shares of New UGC Class B Common Stock, in the case of the Founders, and New UGC Class C Common Stock, in the case of Liberty, and (b) UGC merged with a subsidiary of New UGC. As a result of this merger, UGC became a majority-owned subsidiary of New UGC and was renamed "UGC Holdings, Inc.," all of the former stockholders of UGC became stockholders of New UGC and New UGC changed its name to "UnitedGlobalCom, Inc." Immediately following this merger, Liberty contributed $200 million in cash, a convertible note issued by UGC's subsidiaries Belmarken Holding B.V. and United Pan-Europe Communications N.V. (as co-obligor) ("UPC") having an accreted value as of that date of approximately $891.7 million and approximately $1,435.3 million and Euro 263.1 million aggregate principal amount at maturity of UPC's publicly traded bonds to New UGC in return for approximately 281.3 million shares of New UGC Class C Common Stock. Such shares, when combined with Liberty's prior holdings of UGC common stock, give Liberty an approximate 72% economic ownership interest and an approximate 94% voting interest in New UGC. Pursuant to the terms of New UGC's certificate of incorporation and bylaws, as well as certain voting and standstill arrangements among New UGC, the Founders and Liberty, Liberty is unable to exercise control over the management of New UGC. The consideration paid by Liberty in this transaction was the result of negotiations among the principal parties to this transaction. Liberty paid the consideration for this transaction out of its working capital.

        Also on January 30, 2002, New UGC acquired from Liberty its debt and equity interests in IDT United, Inc. ("IDT United") and $751.2 million principal amount at maturity of UGC's $1,375 million 10 3/4% senior secured discount notes due 2008 ("Notes") which amount of Notes had been distributed to Liberty previously in redemption of a portion of its equity interest in IDT United and as prepayment of a portion of IDT United's debt held by Liberty. The aggregate purchase price paid by New UGC for all of the equity and debt of IDT United held by Liberty and the Notes held by Liberty was approximately $448.5 million, which amount was equal to the aggregate amount of Liberty's investment in IDT United plus interest. Of this amount, approximately $304.6 million consisted of the assumption by New UGC of debt owed by Liberty to a subsidiary of UGC and the remainder was credited against the $200 million contribution of Liberty to New UGC referred to above. In connection with the January 30 transaction, a subsidiary of Liberty agreed to loan to a subsidiary of New UGC up to $105 million. Pursuant to this loan, as of February 28, 2002, a subsidiary of New UGC has borrowed approximately $103 million from the Liberty subsidiary. A portion of such loan has been used to acquire additional shares of preferred stock and promissory notes issued by IDT United. The 2008 Notes owned by IDT United, together with the 2008 Notes acquired by New UGC directly from us as described above, all of which remain outstanding, represent approximately 98.2% of the outstanding 2008 Notes. IDT United was formed as an indirect subsidiary of IDT Corporation for purposes of conducting the tender offer described above.

        According to information provided by UGC, UGC is one of the largest international broadband communications provider of video, voice and data services, with operations in 26 countries. At December 31, 2001, UGC's networks, in aggregate, reached over 19.0 million homes and served over 11.2 million video customers, 877,300 telephony subscribers and 785,900 high speed internet access subscribers; and UGC's programming businesses reached approximately 49 million subscribers. Dr. John C. Malone, Chairman of Liberty, is a director of both UGC and New UGC. Robert R. Bennett, Chief Executive Officer and Director of Liberty, and Gary S. Howard, Executive Vice President, Chief Operating Officer and Director of Liberty, are both directors of New UGC.

1

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

Item 7 is hereby amended in its entirety to read as follows:

(a)	Financial Statements of Businesses Acquired
UnitedGlobalCom, Inc. (formerly known as New UnitedGlobalCom, Inc):
Report of Independent Public Accountants
Consolidated Balance Sheet as of December 31, 2001
Consolidated Statement of Operations and Consolidated Statement of Cash Flows for the period from February 5, 2001 (Inception) to December 31, 2001
Notes to Consolidated Financial Statements
UGC Holdings, Inc. (formerly known as UnitedGlobalCom, Inc):
Report of Independent Public Accountants
Consolidated Balance Sheets as of December 31, 2001 and 2000
Consolidated Statements of Operations and Comprehensive Income (Loss) for years ended December 31, 2001, 2000 and 1999
Consolidated Statements of Stockholders' (Deficit) Equity for the years ended December 31, 2001, 2000 and 1999
Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999
Notes to Consolidated Financial Statements
(b)	Pro Forma Financial Information
Liberty Media Corporation and Subsidiaries:
Condensed Pro Forma Combined Balance Sheet as of December 31, 2001
Condensed Pro Forma Combined Statement of Operations for the year ended December 31, 2001
Notes to Condensed Pro Forma Combined Financial Statements
(c)	Exhibits
23.1 Consent of Arthur Andersen LLP
23.2 Consent of Arthur Andersen LLP

2

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 15, 2002

LIBERTY MEDIA CORPORATION
By:	/s/ CHRISTOPHER W. SHEAN
Name:	Christopher W. Shean
Title:	Senior Vice President and Controller

3

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To UnitedGlobalCom, Inc.:

We have audited the accompanying consolidated balance sheet of UnitedGlobalCom, Inc. (a Delaware corporation f/k/a New UnitedGlobalCom, Inc.) and subsidiaries as of December 31, 2001, and the related consolidated statements of operations and cash flows for the period from February 5, 2001 (Inception) through December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UnitedGlobalCom, Inc. and subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for the period from February 5, 2001 (Inception) through December 31, 2001, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Denver, Colorado
April 12, 2002

1

UnitedGlobalCom, Inc.

Consolidated Balance Sheet

December 31, 2001
(In thousands)
Assets
Cash and cash equivalents	$–

Total assets	$–

Liabilities and Stockholder's Deficit
Accrued interest	$4
Note payable to UGC Holdings	607

Total current liabilities	611

Stockholder's deficit
Common stock, $0.01 par value, 1 share authorized, issued and outstanding	–
Additional paid-in capital	–
Accumulated deficit	(611)

Total stockholder's deficit	(611)

Total liabilities and stockholder's deficit	$–

Consolidated Statement of Operations

February 5, 2001 (Inception) to December 31, 2001
(In thousands)
General and administrative expense	$(607)
Interest expense	(4)

Net loss	$(611)

Consolidated Statement of Cash Flows

February 5, 2001 (Inception) to December 31, 2001
(In thousands)
Net loss	$(611)
Adjustments to reconcile net loss to net cash flow from operating activities:
Increase in accrued liabilities and other	611

Net cash flow from operating activities	$–

The accompanying notes are an integral part of these consolidated financial statements.

2

UnitedGlobalCom, Inc.
Notes to Consolidated Financial Statements

1. Organization and Nature of Operations

UnitedGlobalCom, Inc. (together with its majority-owned subsidiaries, the "Company" or "United", formerly known as New UnitedGlobalCom, Inc.) was formed under Delaware law on February 5, 2001, for the purpose of effectuating the merger on January 30, 2002 of UGC Holdings, Inc. ("UGC Holdings", formerly known as UnitedGlobalCom, Inc.) and a subsidiary of United – see Note 3.

The following chart presents a summary of United's ownership structure as of December 31, 2001:

On February 5, 2001, United issued one share of common stock to United International Properties, Inc. ("UIPI", a wholly-owned subsidiary of UGC Holdings) for $100 in the form of a subscription receivable. On December 2, 2001, UIPI sold to Gene W. Schneider, a shareholder of UGC Holdings, its one share of United's outstanding common stock. In December 2001, United executed a note payable to UIPI in the amount of $606,518, representing costs of the merger transaction paid by UIPI on behalf of United. The note bears interest at 8.0% per annum and is due on demand.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries where it exercises a controlling financial interest through the ownership of a direct or indirect majority voting interest. All intercompany balances and transactions have been eliminated.

Investments in Affiliates, Accounted for under the Equity Method

For those investments in unconsolidated subsidiaries and companies in which the Company's voting interest is 20.0% to 50.0%, its investments are held through a combination of voting common stock, preferred stock, debentures or convertible debt and/or the Company exerts significant influence through

3

Board representation and management authority, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's proportionate share of net earnings or losses of the affiliate limited to the extent of the Company's investment in and advances to the affiliate, including any debt guarantees or other contractual funding commitments. The Company's proportionate share of net earnings or losses of affiliates includes the amortization of the excess of its cost over its proportionate interest in each affiliate's net assets.

Risks, Uncertainties and Liquidity

As a result of the merger transaction described in Note 3, the Company received a net $71.1 million in cash and recorded notes payable of $407.3 million. Because United does not currently generate positive cash flow, its ability to repay its obligations will be dependent on developing one or more additional sources of cash.

General and Administrative Expense

General and administrative expense represents stock registration costs.

3. Subsequent Events

Merger Transaction

United was formed in February 2001 as part of a series of planned transactions with UGC Holdings and Liberty Media Corporation and certain of its subsidiaries (collectively "Liberty"), which are intended to accomplish a restructuring and recapitalization of United's business. On January 30, 2002, the Company completed a transaction with Liberty and UGC Holdings, pursuant to which the following occurred.

Immediately prior to the merger transaction on January 30, 2002:

  •
  Liberty contributed approximately 9.9 million shares of UGC Holdings Class B common stock and approximately 12.0 million shares of UGC Holdings Class A common stock to United. In exchange for these contributions, United issued Liberty approximately 21.9 million shares of its Class C common stock;

  •
  Certain long-term stockholders of UGC Holdings (the "Founders") transferred their shares of UGC Holdings Class B common stock to limited liability companies, which limited liability companies then merged into United. As a result of such mergers, the Founders received approximately 8.9 million shares of United's Class B common stock, which number of shares equals the number of shares of UGC Holdings Class B common stock transferred by them to the limited liability companies.

As a result of the merger transaction:

  •
  UGC Holdings became United's 99.5%-owned subsidiary;

  •
  Each share of UGC Holdings' Class A and Class B common stock outstanding immediately prior to the merger was converted into one share of United's Class A common stock;

  •
  The shares of UGC Holdings' preferred stock outstanding immediately prior to the merger, other than UGC Holdings' Series E preferred stock, were converted into an aggregate of approximately 23.3 million shares of United's Class A common stock, which amount is equal to the number of shares

4

    of UGC Holdings' Class A common stock the holders of UGC Holdings' preferred stock would have received had they converted their preferred stock immediately prior to the merger;

  •
  The shares of UGC Holdings' Series E preferred stock outstanding immediately prior to the merger were converted into an aggregate of 1,500 shares of UGC Holdings' Class A common stock;

  •
  Liberty has the right to elect four of United's 12 directors;

  •
  The Founders have the effective voting power to elect eight of United's 12 directors; and

  •
  United has the right to elect half of UGC Holdings' directors and four of the Founders, Gene W. Schneider, Mark L. Schneider, Albert M. Carollo, Sr. and Curtis W. Rochelle, have the right to elect the other half of UGC Holdings' directors.

Immediately following the merger transaction:

  •
  Liberty contributed to United the $1.225 billion 6.0% guaranteed discount notes due 2007 (the "Exchangeable Loan" or "Belmarken Notes") and, as a result, two of UGC Holdings' Dutch subsidiaries owe the amounts payable under such notes, which had an accreted value of $891.7 million as of January 30, 2002, to United rather than to Liberty;

  •
  Liberty contributed $200.0 million in cash to United;

  •
  Liberty contributed to United $1.435 billion face amount of United Pan-Europe Communications, N.V. ("UPC") senior notes and €263.1 million face amount of UPC senior discount notes and, as a result, UPC owes the obligations represented by such senior notes and senior discount notes to United rather than to Liberty; and

  •
  In exchange for the contribution of these assets to United, an aggregate of approximately 281.3 million shares of United's Class C common stock was issued to Liberty.

In December 2001, IDT United Inc. ("IDT United") commenced a cash tender offer for, and related consent solicitation with respect to, the entire $1.375 billion face amount of senior notes of UGC Holdings. This tender offer expired at 5:00 p.m., New York City time, on February 1, 2002. As of the expiration of the tender offer, holders of the notes had validly tendered and not withdrawn notes representing approximately $1.350 billion aggregate principal amount at maturity. At the time of the tender offer, Liberty had an equity and debt interest in IDT United.

Prior to the merger on January 30, 2002, United acquired from Liberty $751.2 million aggregate principal amount at maturity of the senior notes of UGC Holdings, as well as all of Liberty's interest in IDT United. The purchase price for the senior notes and Liberty's interest in IDT United was:

  •
  United's assumption of approximately $304.6 million of indebtedness owed by Liberty to UGC Holdings (due January 30, 2004); and

  •
  Cash in the amount of approximately $143.9 million.

On January 30, 2002, LBTW I, Inc., a subsidiary of Liberty, loaned United Argentina approximately $17.3 million, of which approximately $2.3 million was used to purchase shares of preferred stock and promissory notes issued by IDT United. Following January 30, 2002, LBTW I, Inc. loaned United Argentina an additional $85.4 million, as evidenced by promissory notes dated January 31, 2002, February 1, 2002, February 4, 2002, February 5, 2002 and February 28, 2002. United used the proceeds of these loans to purchase additional shares of preferred stock and promissory notes issued by IDT United. These notes to LBTW I, Inc. accrue interest at 8.0% annually, compounded and payable quarterly, and each note matures on its first anniversary.

5

United has no independent operations of its own other than those attributable to its 99.5% common stock interest in UGC Holdings. United's Board of Directors and the Board of Directors of UGC Holdings recently approved the conversion of the 0.5% economic interest held by the Founders into UGC Holdings Class C non-voting common stock, which would result in 100% voting control over UGC Holdings' Board of Director elections by United. Following conversion, United would consolidate UGC Holdings and its subsidiaries. The timing of that conversion is uncertain, but is expected to occur as soon as practicable.

The Company plans to account for the merger transaction on January 30, 2002 as a reorganization of entities under common ownership, followed by a preferred stock conversion at historical cost, and then a share issuance to Liberty for financial assets at fair value. Accordingly, United's investment in UGC Holdings and share in results of UGC Holdings are expected to be based on historical cost, using the equity method of accounting. Effective with the merger transaction, United anticipates reflecting a negative investment in UGC Holdings equal to the deficit in stockholders' equity of UGC Holdings at the effective time of the merger transaction, reduced by the UGC Holdings senior notes acquired directly from Liberty and through IDT United and by the conversion of Series B convertible preferred stock previously reflected in temporary equity. United plans to continue to record its share of UGC Holdings' losses because management believes it is probable that United will obtain 100% voting control over UGC Holdings' Board of Director elections in the foreseeable future, at which time United would consolidate UGC Holdings.

Financial Information of UGC Holdings

The following presents condensed consolidated financial information for UGC Holdings as of December 31, 2001 and 2000 and for the three years ended December 31, 2001. This financial information is derived from the historical financial statements of UGC Holdings included elsewhere in this Annual Report on Form 10-K. The financial statements and footnotes of UGC Holdings should be read in conjunction with the financial statements and footnotes of the Company.

UGC Holdings Consolidated Balance Sheets

	December 31,
	2001	2000
	(In thousands)
Current assets	$1,943,862	$2,937,331
Non-current assets	7,095,389	10,209,621

Total assets	$9,039,251	$13,146,952

Current liabilities	$10,223,125	$1,553,765
Non-current liabilities	2,100,340	9,765,736
Minority interests in subsidiaries	1,240,665	1,884,568
Preferred stock	29,990	28,117
Shareholders' deficit	(4,554,869)	(85,234)

Total liabilities and stockholders' deficit	$9,039,251	$13,146,952

6

UGC Holdings Consolidated Statements of Operations

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
Revenue	$1,561,894	$1,251,034	$720,762
Expenses	(4,433,593)	(2,391,837)	(1,496,387)

Operating loss	(2,871,699)	(1,140,803)	(775,625)
Other	(1,645,902)	(80,087)	1,411,943

(Loss) income from continuing operations before extraordinary gain and cumulative effect of change in accounting principle	(4,517,601)	(1,220,890)	636,318
Other	23,503	–	–

Net (loss) income	$(4,494,098)	$(1,220,890)	$636,318

Certain Income Tax Consequences of the Merger Transaction

For U.S. income tax purposes, United and UGC Holdings will not file as part of a consolidated group because United does not have the requisite control of UGC Holdings to permit tax consolidation. As a separate entity, United may not use any tax attributes, which include but are not limited to net operating losses, tax credits, or capital losses, generated by UGC Holdings or its affiliated U.S. subsidiaries to reduce taxes paid by United.

As a result of the merger transaction, United owns certain senior notes of UGC Holdings. The direct acquisition of UGC Holdings senior notes by United triggered cancellation of debt ("COD") income at the UGC Holdings level for income tax purposes, which may result in the utilization of substantially all of UGC Holdings' net operating loss carryforwards existing as of December 31, 2001. United will recognize interest income on these bonds as they accrete. This interest will not be deductible by UGC Holdings for U.S. income tax purposes as it accretes. Instead, a portion of such interest may be deducted when and if such interest is paid in the future. The remaining portion is permanently non-deductible. In addition to the 10 3/4% senior discount notes, United owns several notes and bonds from other affiliates as a result of the merger transaction. United will generally be required to recognize interest income from such notes and bonds as it accrues or accretes to the extent it is likely that such amounts will ultimately be paid. As a result of this interest income, United may recognize taxable income in 2002 on which it will owe current federal and state income taxes.

Planned Restructuring

In connection with the restructuring plan of UPC, UPC signed a Memorandum of Understanding, dated February 1, 2002 (the "Memorandum of Understanding"), by and among UPC, United and UGC Holdings. The Memorandum of Understanding relates to an agreement in principle among UPC, United and UGC Holdings, to effectuate a series of transactions, which, if consummated, would result in a restructuring of the outstanding debt obligations of UPC and its subsidiaries. The Memorandum of Understanding with United and UGC Holdings is conditional, among other things, on the receipt of tenders of 95.0% of all UPC notes outstanding in an exchange offer. United has agreed in principle to convert $2.6 billion of indebtedness, which was acquired as a result of the merger transaction with Liberty, and $0.3 billion of convertible preference shares held by UGC Holdings into new UPC ordinary shares as part of the recapitalization.

7

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To UGC Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of UGC Holdings, Inc. (a Delaware corporation f/k/a UnitedGlobalCom, Inc.) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive (loss) income, stockholders' (deficit) equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UGC Holdings, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As explained in Note 3 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities effective January 1, 2001.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, is currently in default under certain of its significant bank credit facilities, senior notes and senior discount note agreements, which has resulted in a significant net working capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

ARTHUR ANDERSEN LLP

Denver, Colorado
April 12, 2002

UGC Holdings, Inc.
Consolidated Balance Sheets
(In thousands, except par value and number of shares)

	December 31,
Assets	2001	2000
Current assets
Cash and cash equivalents	$920,140	$1,876,828
Restricted cash	86,625	11,612
Short-term liquid investments	78,946	347,084
Subscriber receivables, net of allowance for doubtful accounts of $51,405 and $66,559, respectively	152,025	169,532
Notes receivable, related parties	310,660	247,134
Other receivables, including related party receivables of $32,389 and $20,275, respectively	108,559	173,995
Deferred financing costs, net of accumulated amortization of $39,178	132,564	–
Deferred taxes	3,604	2,896
Business transferred under contractual arrangement	78,672	–
Other current assets, net	72,067	108,250

Total current assets	1,943,862	2,937,331
Investments in affiliates, accounted for under the equity method, net	231,625	756,322
Property, plant and equipment, net of accumulated depreciation of $1,174,197 and $920,972, respectively	3,692,485	3,880,657
Goodwill and other intangible assets, net of accumulated amortization of $564,149 and $448,012, respectively.	2,843,922	5,154,907
Deferred financing costs, net of accumulated amortization of $7,688 and $52,180, respectively	18,371	207,573
Derivative assets	131,320	154,195
Deferred taxes	8,866	5,057
Business transferred under contractual arrangement	143,124	–
Other assets, net	25,676	50,910

Total assets	$9,039,251	$13,146,952

Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable, including related party payables of $1,347 and $1,555, respectively	$350,813	$578,399
Accrued liabilities	697,827	619,609
Subscriber prepayments and deposits	88,975	96,296
Short-term debt	77,614	51,208
Current portion of senior notes and other long-term debt, including related party debt of $2,314,992 and nil, respectively	8,389,494	193,923
Business transferred under contractual arrangement	607,350	–
Other current liabilities	11,052	14,330

Total current liabilities	10,223,125	1,553,765
Senior discount notes and senior notes	1,565,856	6,369,764
Other long-term debt	78,037	3,329,357
Business transferred under contractual arrangement	228,012	–
Deferred taxes	80,300	8,237
Other long-term liabilities	148,135	58,378

Total liabilities	12,323,465	11,319,501

Commitments and contingencies (Notes 15 and 16)
Minority interests in subsidiaries	1,240,665	1,884,568

Series B convertible preferred stock, stated at liquidation value, 113,983 shares issued and outstanding	29,990	28,117

Stockholders' deficit
Class A common stock, $0.01 par value, 210,000,000 shares authorized, 98,042,205 and 83,820,633 shares issued and outstanding, respectively	981	838
Class B common stock, $0.01 par value, 30,000,000 shares authorized, 19,027,134 and 19,221,940 shares issued and outstanding, respectively	190	192
Series C convertible preferred stock, 425,000 shares issued and outstanding	425,000	425,000
Series D convertible preferred stock, 287,500 shares issued and outstanding	287,500	287,500
Additional paid-in capital	1,537,944	1,531,593
Deferred compensation	(74,185)	(117,136)
Treasury stock, at cost, 5,604,948 shares of Class A common stock	(29,984)	(29,984)
Accumulated deficit	(6,436,679)	(1,892,706)
Other cumulative comprehensive loss	(265,636)	(290,531)

Total stockholders' deficit	(4,554,869)	(85,234)

Total liabilities and stockholders' deficit	$9,039,251	$13,146,952

The accompanying notes are an integral part of these consolidated financial statements.

UGC Holdings, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(In thousands, except per share amounts and number of shares)

	Year Ended December 31,
	2001	2000	1999
Revenue	$1,561,894	$1,251,034	$720,762
Operating expense	(1,062,394)	(893,682)	(458,748)
Selling, general and administrative expense	(698,954)	(682,633)	(618,925)
Depreciation and amortization	(1,147,176)	(815,522)	(418,714)
Impairment and restructuring charges	(1,525,069)	–	–

Operating loss	(2,871,699)	(1,140,803)	(775,625)
Interest income, including related party income of $35,340, $1,918 and $561, respectively.	104,700	133,297	54,375
Interest expense, including related party expense of $58,834, nil and nil, respectively	(1,070,830)	(928,783)	(399,999)
Foreign currency exchange loss, net	(148,192)	(215,900)	(39,501)
Proceeds from litigation settlement	194,830	–	–
(Loss) gain on sale of investments in affiliates, net	(416,803)	6,194	–
Provision for loss on investments	(342,419)	(5,852)	(7,127)
Gain on issuance of common equity securities by subsidiaries	–	127,731	1,508,839
Other expense, net	(117,923)	(4,305)	(14,641)

(Loss) income before other items	(4,668,336)	(2,028,421)	326,321
Income tax benefit (expense), net	40,661	2,897	(198)
Minority interests in subsidiaries	496,515	934,548	360,444
Share in results of affiliates, net	(386,441)	(129,914)	(50,249)

(Loss) income from continuing operations before extraordinary gain and cumulative effect of change in accounting principle	(4,517,601)	(1,220,890)	636,318
Extraordinary gain on early retirement of debt	3,447	–	–
Cumulative effect of change in accounting principle	20,056	–	–

Net (loss) income	$(4,494,098)	$(1,220,890)	$636,318

Foreign currency translation adjustments	$11,157	$(47,625)	$(127,154)
Unrealized holding gains (losses) arising during period	37,526	(31,668)	6,858
Change in fair value of derivative assets	(24,059)	–	–
Cumulative effect on other comprehensive income of change in accounting principle	523	–	–
Amortization of cumulative effect of change in accounting principle	(252)	–	–

Comprehensive (loss) income	$(4,469,203)	$(1,300,183)	$516,022

Basic net (loss) income attributable to common stockholders (Note 20)	$(4,545,846)	$(1,272,482)	$617,926

Diluted net (loss) income attributable to common stockholders (Note 20)	$(4,545,846)	$(1,272,482)	$636,318

Net (loss) income per common share:
Basic net (loss) income before extraordinary gain and cumulative effect of change in accounting principle	$(45.76)	$(13.24)	$7.53
Extraordinary gain on early retirement of debt	0.03	–	–
Cumulative effect of change in accounting principle	0.20	–	–

Basic net (loss) income	$(45.53)	$(13.24)	$7.53

Diluted net (loss) income before extraordinary gain and cumulative effect of change in accounting principle	$(45.76)	$(13.24)	$6.67
Extraordinary gain on early retirement of debt	0.03	–	–
Cumulative effect of change in accounting principle	0.20	–	–

Diluted net (loss) income	$(45.53)	$(13.24)	$6.67

Weighted-average number of common shares outstanding:
Basic	99,834,387	96,114,927	82,024,077

Diluted	99,834,387	96,114,927	95,331,929

The accompanying notes are an integral part of these consolidated financial statements.

UGC Holdings, Inc.
Consolidated Statements of Stockholders' (Deficit) Equity
(In thousands, except number of shares)

	Class A Common Stock		Class B Common Stock		Series C Preferred Stock		Series D Preferred Stock
											Treasury Stock			Other Cumulative Comprehensive Loss
									Additional Paid-In Capital	Deferred Compensation			Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount			Shares	Amount			Total
Balances, December 31, 1998	61,349,990	$614	19,831,760	$198	–	$–	–	$–	$378,191	$(679)	5,569,240	$(29,061)	$(1,241,986)	$(90,942)	$(983,665)
Exchange of Class B common stock for Class A common stock	507,820	5	(507,820)	(5)	–	–	–	–	–	–	–	–	–	–	–
Issuance of Class A common stock in connection with exercise of warrants	2,883,600	29	–	–	–	–	–	–	21,598	–	–	–	–	–	21,627
Issuance of Class A common stock in connection with Company's stock option plans and 401(k) plan	1,839,591	18	–	–	–	–	–	–	10,235	–	–	–	–	–	10,253
Exchange of Series A convertible preferred stock for Class A common stock	3,006,404	30	–	–	–	–	–	–	26,276	–	–	–	–	–	26,306
Exchange of Series B convertible preferred stock for Class A common stock	487,410	5	–	–	–	–	–	–	5,173	–	–	–	–	–	5,178
Issuance of Class A common stock in connection with public offering, net of offering costs	11,500,000	115	–	–	–	–	–	–	571,325	–	–	–	–	–	571,440
Issuance of Series C and D convertible preferred stock, net of offering costs	–	–	–	–	425,000	395,250	287,500	267,375	(21,088)	–	–	–	–	–	641,537
Accrual of dividends on Series A, B, C and D convertible preferred stock	–	–	–	–	–	14,875	–	1,398	(2,119)	–	–	–	(16,273)	–	(2,119)
Equity transactions of subsidiaries	–	–	–	–	–	–	–	–	427,044	(221,640)	–	–	–	–	205,404
Amortization of deferred compensation	–	–	–	–	–	–	–	–	–	102,323	–	–	–	–	102,323
Net income	–	–	–	–	–	–	–	–	–	–	–	–	636,318	–	636,318
Change in cumulative translation adjustments	–	–	–	–	–	–	–	–	–	–	–	–	–	(127,154)	(127,154)
Change in unrealized gain on available-for-sale securities	–	–	–	–	–	–	–	–	–	–	–	–	–	6,858	6,858

Balances, December 31, 1999	81,574,815	$816	19,323,940	$193	425,000	$410,125	287,500	$268,773	$1,416,635	$(119,996)	5,569,240	$(29,061)	$(621,941)	$(211,238)	$1,114,306

The accompanying notes are an integral part of these consolidated financial statements.

UGC Holdings, Inc.
Consolidated Statements of Stockholders' (Deficit) Equity (Continued)
(In thousands, except number of shares)

	Class A Common Stock		Class B Common Stock		Series C Preferred Stock		Series D Preferred Stock
											Treasury Stock			Other Cumulative Comprehensive Loss
									Additional Paid-In Capital	Deferred Compensation			Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount			Shares	Amount			Total
Balances, December 31, 1999	81,574,815	$816	19,323,940	$193	425,000	$410,125	287,500	$268,773	$1,416,635	$(119,996)	5,569,240	$(29,061)	$(621,941)	$(211,238)	$1,114,306
Exchange of Class B common stock for Class A common stock	102,000	1	(102,000)	(1)	–	–	–	–	–	–	–	–	–	–	–
Issuance of Class A common stock in connection with Company's stock option plans and 401(k) plan	1,027,822	10	–	–	–	–	–	–	7,993	–	–	–	–	–	8,003
Conversion of Series B convertible preferred stock into Class A common stock	48,996	1	–	–	–	–	–	–	519	–	–	–	–	–	520
Accrual of dividends on Series B, C and D convertible preferred stock	–	–	–	–	–	29,750	–	23,758	(1,717)	–	–	–	(49,875)	–	1,916
Issuance of Class A common stock in lieu of cash dividends on Series C and D convertible preferred stock	1,067,000	10	–	–	–	(14,875)	–	(5,031)	19,896	–	–	–	–	–	–
Equity transactions of subsidiaries	–	–	–	–	–	–	–	–	127,518	7,467	–	–	–	–	134,985
Amortization of deferred compensation	–	–	–	–	–	–	–	–	(28,235)	(4,607)	–	–	–	–	(32,842)
Loans to related parties, collateralized with common shares and options	–	–	–	–	–	–	–	–	(11,016)	–	–	–	–	–	(11,016)
Purchase of treasury shares	–	–	–	–	–	–	–	–	–	–	35,708	(923)	–	–	(923)
Net loss	–	–	–	–	–	–	–	–	–	–	–	–	(1,220,890)	–	(1,220,890)
Change in cumulative translation adjustments	–	–	–	–	–	–	–	–	–	–	–	–	–	(47,625)	(47,625)
Change in unrealized gain on available-for-sale securites	–	–	–	–	–	–	–	–	–	–	–	–	–	(31,668)	(31,668)

Balances, December 31, 2000	83,820,633	$838	19,221,940	$192	425,000	$425,000	287,500	$287,500	$1,531,593	$(117,136)	5,604,948	$(29,984)	$(1,892,706)	$(290,531)	$(85,234)

The accompanying notes are an integral part of these consolidated financial statements.

UGC Holdings, Inc.
Consolidated Statements of Stockholders' (Deficit) Equity (Continued)
(In thousands, except number of shares)

	Class A Common Stock		Class B Common Stock		Series C Preferred Stock		Series D Preferred Stock
											Treasury Stock			Other Cumulative Comprehensive Loss
									Additional Paid-In Capital	Deferred Compensation			Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount			Shares	Amount			Total
Balances, December 31, 2000	83,820,633	$838	19,221,940	$192	425,000	$425,000	287,500	$287,500	$1,531,593	$(117,136)	5,604,948	$(29,984)	$(1,892,706)	$(290,531)	$(85,234)
Exchange of Class B common stock for Class A common stock	194,806	2	(194,806)	(2)	–	–	–	–	–	–	–	–	–	–	–
Issuance of Class A common stock in connection with Company's stock option plans and 401(k) plan	76,504	1	–	–	–	–	–	–	386	–	–	–	–	–	387
Issuance of Class A common stock for cash	11,991,018	120	–	–	–	–	–	–	19,905	–	–	–	–	–	20,025
Accrual of dividends on Series B, C and D convertible preferred stock	–	–	–	–	–	14,875	–	10,063	(1,873)	–	–	–	(49,875)	–	(26,810)
Issuance of Class A common stock in lieu of cash dividends on Series C and D convertible preferred stock	1,959,244	20	–	–	–	(14,875)	–	(10,063)	24,918	–	–	–	–	–	–
Equity transactions of subsidiaries	–	–	–	–	–	–	–	–	(29,122)	22,159	–	–	–	–	(6,963)
Amortization of deferred compensation	–	–	–	–	–	–	–	–	(1,292)	20,792	–	–	–	–	19,500
Loans to related parties, collateralized with common shares and options	–	–	–	–	–	–	–	–	(6,571)	–	–	–	–	–	(6,571)
Net loss	–	–	–	–	–	–	–	–	–	–	–	–	(4,494,098)	–	(4,494,098)
Cumulative effect of change in accounting principle	–	–	–	–	–	–	–	–	–	–	–	–	–	523	523
Amortization of cumulative effect of change in accounting principle	–	–	–	–	–	–	–	–	–	–	–	–	–	(252)	(252)
Change in fair value of derivative assets	–	–	–	–	–	–	–	–	–	–	–	–	–	(24,059)	(24,059)
Change in cumulative translation adjustments	–	–	–	–	–	–	–	–	–	–	–	–	–	11,157	11,157
Change in unrealized gain on available-for-sale securites	–	–	–	–	–	–	–	–	–	–	–	–	–	37,526	37,526

Balances, December 31, 2001	98,042,205	$981	19,027,134	$190	425,000	$425,000	287,500	$287,500	$1,537,944	$(74,185)	5,604,948	$(29,984)	$(6,436,679)	$(265,636)	$(4,554,869)

The accompanying notes are an integral part of these consolidated financial statements.

UGC Holdings, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2001	2000	1999
Cash Flows from Operating Activities:
Net (loss) income	$(4,494,098)	$(1,220,890)	$636,318
Adjustments to reconcile net (loss) income to net cash flows from operating activities:
Depreciation and amortization	1,147,176	815,522	418,714
Impairment and restructuring charges	1,525,069	–	–
Accretion of interest on senior notes and amortization of deferred financing costs	492,387	447,056	257,375
Stock-based compensation expense (credit)	8,818	(43,183)	223,734
Unrealized foreign exchange losses	125,722	165,173	35,820
Loss (gain) on sale of investments in affiliates	416,803	(6,194)	–
Provision for loss on investments	342,419	5,852	7,127
Gain on issuance of common equity securities by subsidiaries	–	(127,731)	(1,508,839)
Minority interests in subsidiaries	(496,515)	(934,548)	(360,444)
Share in results of affiliates, net	386,441	129,914	50,249
Cumulative effect of change in accounting principle	(20,056)	–	–
Decrease (increase) in receivables, net	67,526	(67,984)	(82,888)
Decrease (increase) in other assets	2,489	(27,998)	(1,353)
(Decrease) increase in accounts payable, accrued liabilities and other	(175,324)	393,321	235,391

Net cash flows from operating activities	(671,143)	(471,690)	(88,796)

Cash Flows from Investing Activities:
Purchase of short-term liquid investments	(1,691,751)	(3,049,476)	(988,380)
Proceeds from sale of short-term liquid investments	1,907,171	3,244,389	140,216
Restricted cash (deposited) released, net	(74,996)	3,801	(3,259)
Investments in affiliates and other investments	(60,654)	(348,077)	(373,526)
Proceeds from sale of investments in affiliated companies	120,416	–	18,000
New acquisitions, net of cash acquired	(39,950)	(1,703,660)	(2,321,799)
Capital expenditures	(996,411)	(1,846,602)	(821,742)
Increase in notes receivable from affiliates	(268,661)	(245,208)	(723)
Payments on notes receivable and other, net	223,469	53,434	(30,439)

Net cash flows from investing activities	(881,367)	(3,891,399)	(4,381,652)

Cash Flows from Financing Activities:
Issuance of common stock by subsidiaries	695	102,403	2,624,306
Issuance of common stock, net of financing costs	20,025	–	571,440
Issuance of Series C convertible preferred stock	–	–	381,608
Issuance of Series D convertible preferred stock	–	–	259,929
Issuance of convertible preferred stock by subsidiary	–	990,000	–
Issuance of common stock in connection with Company's and subsidiaries' stock option plans	3,334	13,263	28,355
Issuance of common stock in connection with exercise of warrants	–	–	21,627
Proceeds from offering of senior notes and senior discount notes	–	1,612,200	2,749,752
Retirement of existing senior notes	(261,309)	–	(435)
Proceeds from short-term and long-term borrowings	1,673,981	4,328,269	1,064,579
Deferred financing costs	(17,771)	(149,259)	(100,679)
Repayments of short-term and long-term borrowings	(766,950)	(2,468,561)	(1,277,038)
Payment of sellers notes	–	(391)	(18,000)
(Decrease) increase in notes receivable from affiliates and other	(6,571)	(11,016)	2,971

Net cash flows from financing activities	645,434	4,416,908	6,308,415

Effects of Exchange Rates on Cash	(49,612)	(102,906)	52,340

(Decrease) Increase in Cash and Cash Equivalents	(956,688)	(49,087)	1,890,307
Cash and Cash Equivalents, Beginning of Period	1,876,828	1,925,915	35,608

Cash and Cash Equivalents, End of Period	$920,140	$1,876,828	$1,925,915

Supplemental Cash Flow Disclosure:
Cash paid for interest	$519,221	$363,594	$101,121

Cash received for interest	$73,648	$125,943	$41,633

Non-Cash Investing and Financing Activities:
Acquisition of German business via issuance of subsidiary shares	$–	$622,261	$–

Acquisition of Cignal Global Communications via issuance of subsidiary shares	$–	$205,117	$–

The accompanying notes are an integral part of these consolidated financial statements.

UGC Holdings, Inc.
Notes to Consolidated Financial Statements

1. Organization and Nature of Operations

UGC Holdings, Inc. (together with its majority-owned subsidiaries, the "Company" or "UGC Holdings", formerly known as UnitedGlobalCom, Inc.) provides video, telephone and Internet services, which the Company refers to as "Triple Play Distribution" in numerous countries worldwide. The following chart presents a summary of the Company's ownership structure as of December 31, 2001:

2. Risks, Uncertainties and Liquidity

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, because each of the Company's major operating subsidiaries has net working capital deficiencies as a result of recurring losses from operations and defaults under certain bank credit facilities, senior notes and senior discount note agreements, there is substantial doubt about the Company's ability to continue as a going concern.

UPC

UPC has incurred substantial operating losses and negative cash flows from operations, which have been driven by continuing development efforts, including the introduction of new services such as digital video, telephone and Internet. In addition, substantial capital expenditures have been required to deploy these services and to acquire businesses. Management expects UPC to incur operating losses at least through 2005, primarily as a result of the continued introduction of these new services, which are in the early stages of deployment, as well as continued depreciation and amortization expense. As of December 31, 2001, there was substantial uncertainty whether UPC's sources of capital, working capital and projected operating cash flow were sufficient to fund its expenditures and service its indebtedness over the next year. In addition, as a result of the events of default described below, UPC's senior notes, senior discount notes, the $1.225 billion 6.0% guaranteed discount notes due 2007 (the "Exchangeable Loan" or "Belmarken Notes") and the senior secured credit facility among UPC Distribution Holdings, N.V. ("UPC Distribution") as borrower and TD Bank Europe Limited and Toronto Dominion (Texas), Inc., as facility agents, and a group of banks and financial institutions (the "UPC Distribution Bank Facility"), have been classified as current. These factors raise substantial doubt about UPC's ability to continue as a going concern. UPC's ability to continue as a going concern is dependent on (i) its ability to restructure its senior notes and senior discount notes, its Exchangeable Loan and its convertible preferred stock and (ii) its ability to generate enough cash flow to enable it to recover its assets and satisfy its liabilities in the normal course of business. During 2001, UPC reviewed its current and long-range plan for all segments of its business and hired a strategic consultant to assist it in the process. UPC worked extensively with this consultant to revise its strategic and operating plans, no longer focusing on an aggressive digital roll out, but on increasing sales of products and services that have better gross margins and are currently profitable. The revised business plan focuses on average revenue per subscriber and margin improvement, increased penetration of new service products within existing upgraded homes, efficient deployment of capital and products with positive net present values.

Given UPC's funding requirements and possible lack of access to debt and equity capital in the near term, UPC determined that it would not make interest payments on its senior notes as they fell due. On February 1, 2002, UPC failed to make required interest payments in the aggregate amount of $100.6 million on its outstanding 10.875% Senior Notes due 2009, 11.25% Senior Notes due 2010 and 11.5% Senior Notes due 2010. The indentures related to its senior notes and senior discount notes provide that failing to make interest payments constitutes an event of default under the notes if UPC is in default of the payment of interest on any of the notes for a period of time in excess of 30 days. Since UPC failed to make the interest payments upon expiration of this 30-day grace period on March 3, 2002, events of default occurred under those indentures. The occurrence of these events of default resulted in cross events of default under the indentures related to the remaining series of senior notes and senior discount notes. The occurrence of the various events of default gave the trustees under the related indentures, or requisite number of holders of such notes, the right to accelerate the maturity of all of UPC's senior notes and senior discount notes. As of April 12, 2002, neither the trustees for those notes nor the requisite number of holders of those notes have accelerated the payment of principal and interest under those notes.

UPC's failure to make the February 1, 2002 interest payment on its outstanding 10.875% Senior Notes due 2009, 11.25% Senior Notes due 2010 and 11.5% Senior Notes due 2010 gave rise to cross events of default under the following credit and loan facilities:

  •
  UPC Distribution Bank Facility;

  •
  Revolving loan facility among EWT Elektro & Nachrichtentechnik GmbH, UPC's majority-owned subsidiary ("EWT"), as Borrower, a group of entities as Guarantors, The Royal Bank of Scotland plc ("RBS") as Facility Agent and Security Agent and a group of financial institutions (the "EWT Facility"); and

  •
  Exchangeable Loan.

The UPC Distribution Bank Facility is secured by share pledges on UPC Distribution which is the holding company of most companies within the UPC Distribution group. The EWT Facility is secured by share pledges over EWT to RBS. The occurrence of the cross events of default under such facilities gave the creditors under those facilities the right to accelerate the maturity of the loans and to foreclose upon the collateral securing the loans.

On March 4, 2002, UPC received waivers from the lenders under the UPC Distribution Bank Facility, the EWT Facility and the Exchangeable Loan for the cross events of default under such facilities that existed or may exist as a result of UPC's failure to make the interest payment due on February 1, 2002 on UPC's outstanding 10.875% Senior Notes due 2009, 11.25% Senior Notes due 2010 and 11.5% Senior Notes due 2010, failure by UPC to make the interest payment due on May 1, 2002 on its outstanding 10.875% Senior Notes due 2007 and 11.25% Senior Notes due 2009 within the applicable cure periods, or any resulting cross defaults.

Each of these waivers will remain effective until the earlier of:

  •
  June 3, 2002,

  •
  The occurrence of any other event of default under the respective credit or loan facility that is not covered by the waiver, or

  •
  In the case of the waiver for the Exchangeable Loan only, the acceleration of any advances under the UPC Distribution Bank Facility, the conversion of the notes under the credit or loan facility into UPC ordinary shares in accordance with the terms of the Memorandum of Understanding or five business days after United has given notice to UPC that, in its judgment, restructuring negotiations with the holders of the senior notes and senior discount notes are not progressing satisfactorily.

In addition, each of these waivers contains certain other conditions and undertakings and will terminate if there is a default by UPC of the terms of that waiver. The waiver under the UPC Distribution Bank Facility subjects UPC to a €100.0 million drawdown limitation under that facility, subject to certain conditions, during the period in which the waiver is in place.

As of April 12, 2002, UPC had not made the interest payment on the 10.875% Senior Notes due 2009, 11.25% Senior Notes due 2010 and 11.5% Senior Notes due 2010. None of the notes or facilities described above have been accelerated or subjected to enforcement actions and none of the defaults described above have had a material adverse effect on the operations of UPC's subsidiaries or their or UPC's relationships with customers, suppliers and employees.

In connection with the restructuring plan of UPC, UPC signed a Memorandum of Understanding, dated February 1, 2002 (the "Memorandum of Understanding"), by and among UPC, United and UGC Holdings. The Memorandum of Understanding relates to an agreement in principle among UPC, United and UGC Holdings, to effectuate a series of transactions, which, if consummated, would result in a restructuring of the outstanding debt obligations of UPC and its subsidiaries. The Memorandum of Understanding with United and UGC Holdings is conditional, among other things, on the receipt of tenders of 95.0% of all UPC notes outstanding in an exchange offer. United has agreed in principle to convert $2.6 billion of indebtedness, which was acquired as a result of the merger transaction with Liberty, and $0.3 billion of convertible preference shares held by UGC Holdings into new UPC ordinary shares as part of the recapitalization.

During March 2002, UPC met with representatives of United, which currently holds the Exchangeable Loan and $1.435 billion face amount of UPC senior notes and €263.1 million face amount of UPC senior discount notes (the "Liberty UPC Bonds"), and a steering committee representing the holders of UPC's senior notes and senior discount notes (other than United) to begin preliminary discussions with respect to a process for, and terms of, a restructuring of such notes and the Exchangeable Loan. United and its advisors and the note holders' steering committee and its advisors are currently conducting due diligence about UPC and UPC's current financial condition. UPC has not reached any decisions with either United or the note holders' steering committee regarding the terms or timing of a debt restructuring. UPC expects that this process will take a number of months to complete. If completed, the restructuring will result in substantial dilution of UPC's existing shareholders, a loss of some or all of the fair value of UPC's outstanding securities, including UPC's ordinary shares, preference shares, senior notes and senior discount notes and the Exchangeable Loan, and could include material changes in the nature of UPC's business. Since UPC is in preliminary discussions with United and the note holders' steering committee, UPC cannot predict the terms or the timing of its restructuring. In addition, UPC cannot be assured that it will be able to reach agreement with either United or the note holders on mutually satisfactory terms for the debt restructuring.

If UPC is unable to reach agreement on the terms of the debt restructuring or is otherwise unable to successfully complete a restructuring plan for its debt, UPC may seek relief under a debt moratorium leading to a suspension of payments, or a bankruptcy proceeding under applicable Dutch laws. If UPC seeks relief under either of these proceedings, or any other laws that may be available to UPC, holders of UPC's outstanding securities, including UPC's ordinary shares, preference shares and senior notes and senior discount notes, as well as the Exchangeable Loan, may lose some or all of the value of their investment in UPC's securities. Such proceedings could result in material changes in the nature of UPC's business, material adverse changes to UPC's financial condition and results of operations or UPC's liquidation.

In 2002 and thereafter, UPC anticipates that sources of capital available to them will include working capital and operating cash flows, proceeds from the disposal of non-core investments and further internal reorganization and alignment of businesses, availability under the UPC Distribution Bank Facility and vendor financing. UPC does not anticipate access to the capital markets as a source of funding unless UPC is able to restructure its existing indebtedness. If UPC is able to complete its planned debt restructuring satisfactorily and is able to implement a rationalization of its non-core investments and improve its operating performance, UPC believes that its existing cash balance, working capital, operating cash flow and availability under the UPC Distribution Bank Facility will be sufficient to fund operations for the foreseeable future. During the period in which the waivers are in place in relation to the cross events of default under the UPC Distribution Bank Facility, UPC has a drawdown limitation of €100.0 million under this facility. Should the planned debt restructuring and investment rationalization program be unsuccessful, or should operating results fall behind UPC's current business plan, UPC would not have sufficient funds to meet its expenditure or debt commitments and as such would likely not be able to continue as a going concern.

VTR

VTR's working capital as of December 31, 2001 and projected operating cash flows were sufficient to fund VTR's operations for the next year, however, they were not sufficient to service its indebtedness over the next year, raising substantial doubt about its ability to continue as a going concern. VTR's ability to continue as a going concern is dependent on a successful refinancing of its $176.0 million bank facility (the "VTR Bank Facility"), which is due April 29, 2002. Though VTR believes the refinancing will be successful, there can be no assurance that it will occur on terms that are satisfactory to VTR or UGC Holdings or at all. Any refinancing that occurs on terms that are less favorable than expected could adversely affect VTR's ability or the ability of UGC Holdings and subsidiaries to obtain new or alternative financing. If VTR fails to refinance this facility, its lenders would have certain enforceable rights, including the right to commence involuntary bankruptcy proceedings or any other action available to creditors. VTR would then need to obtain funding from external sources, restructure its operations or sell assets in order to repay the VTR Bank Facility and pay its other liabilities when due. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should VTR be unable to continue as a going concern. VTR needs approximately $88.5 million from the Company for capital expenditures to meet its growth needs through 2002, although there can be no assurance that UGC Holdings will fund all or a portion of such amount.

3. Summary of Significant Accounting Policies

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries where it exercises a controlling financial interest through the ownership of a majority voting interest. The following illustrates those subsidiaries for which the Company did not consolidate the results of operations for the entire fiscal year ended December 31, 2001, 2000 or 1999:

Entity	Effective Date of Consolidation
UTH (UPC Nederland)	February 1, 1999
VTR	May 1, 1999
UPC Slovensko (UPC Slovak)	June 1, 1999
GelreVision (UPC Nederland)	June 1, 1999
RCF (UPC France)	June 1, 1999
Saturn (New Zealand)	August 1, 1999
Stjärn (UPC Sweden)	August 1, 1999
Videopole (UPC France)	August 1, 1999
@Entertainment (UPC Polska)	August 1, 1999
Time Warner Cable France (UPC France)	September 1, 1999
A2000 (UPC Nederland)	September 1, 1999
Kabel Plus (UPC Czech)	October 1, 1999
Monor	December 1, 1999
Tebecai (UPC Nederland)	February 1, 2000
Intercomm (UPC France)	February 1, 2000
El Tele Ostfold (UPC Norge)	March 1, 2000
UPC Magyarorszag	March 1, 2000
K&T Group (UPC Nederland)	March 31, 2000
DattelKabel (UPC Czech)	July 1, 2000
EWT/TSS Group	October 1, 2000
Cignal Global Communications ("Cignal") (Priority Telecom)	November 1, 2000

Saturn was deconsolidated effective April 1, 2000 in connection with the formation of the 50/50 joint venture, TelstraSaturn. UAP was deconsolidated effective November 15, 2001 in connection with the sale of 49.99% of the Company's interest in UAP. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents and Short-Term Liquid Investments

Cash and cash equivalents include cash and investments with original maturities of less than three months. Short-term liquid investments include certificates of deposit, commercial paper, corporate bonds and government securities which have original maturities greater than three months but less than twelve months. Short-term liquid investments are classified as available-for-sale and are reported at fair market value.

Restricted Cash

Cash held as collateral for letters of credit and other loans is classified based on the expected expiration of such facilities. Cash held in escrow and restricted to a specific use is classified based on the expected timing of such disbursement.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is based upon the Company's assessment of probable loss related to overdue accounts receivable. Upon disconnection of a subscriber, the account is fully reserved. The allowance is maintained on the books until either receipt of payment or the account is deemed uncollectable for a maximum of three years.

Costs to be Reimbursed by Affiliates

The Company incurs certain costs on behalf of affiliates, such as salaries and benefits, travel and professional services. These costs are reimbursed by the affiliates.

Investments in Affiliates, Accounted for under the Equity Method

For those investments in unconsolidated subsidiaries and companies in which the Company's voting interest is 20.0% to 50.0%, its investments are held through a combination of voting common stock, preferred stock, debentures or convertible debt and/or the Company exerts significant influence through Board representation and management authority, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's proportionate share of net earnings or losses of the affiliate, limited to the extent of the Company's investment in and advances to the affiliate, including any debt guarantees or other contractual funding commitments. The Company's proportionate share of net earnings or losses of affiliates includes the amortization of the excess of its cost over its proportionate interest in each affiliate's net assets.

The Company evaluates its investments in publicly traded securities accounted for under the equity method for impairment in accordance with Accounting Principles Board Opinion No. 18 The Equity Method of Accounting for Investments in Common Stock ("APB 18") and Staff Accounting Bulletin No. 59 Accounting for Noncurrent Marketable Equity Securities ("SAB 59"). A decline in value of an investment which is other than temporary is recognized as a realized loss, establishing a new carrying value for the investment. Factors considered in making this evaluation include the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the issuer, including cash flows of the investee and any specific events which may influence the operations of the issuer, and the intent and ability of the Company to retain its investments for a period of time sufficient to allow for any anticipated recovery in market value.

Marketable Equity Securities and Other Investments

The cost method of accounting is used for the Company's other investments in affiliates in which the Company's ownership interest is less than 20.0% and where the Company does not exert significant influence, except for those investments in marketable equity securities. The Company classifies its investments in marketable equity securities in which its interest is less than 20.0% and where the Company does not exert significant influence as available-for-sale and reports such investments at fair market value. Unrealized gains and losses are charged or credited to equity, and realized gains and losses and other-than-temporary declines in market value are included in operations.

Property, Plant and Equipment

Property, plant and equipment is stated at cost. Additions, replacements, installation costs and major improvements are capitalized and costs for normal repair and maintenance of property, plant and equipment are charged to expense as incurred. Assets constructed include overhead expense and interest charges incurred during the period of construction; investment subsidies are deducted. Depreciation is calculated using the straight-line method over the economic life of the asset.

The economic lives of property, plant and equipment at acquisition are as follows:

Cable distribution networks	3-20 years
Subscriber premises equipment and converters	3-10 years
Microwave multi-channel distribution system ("MMDS") and satellite direct-to-home ("DTH") facilities	5-20 years
Office equipment, furniture and fixtures	3-10 years
Buildings and leasehold improvements	3-33 years
Other	3-10 years

Leasehold improvements are depreciated over the shorter of the expected life of the improvements or the initial lease term.

Goodwill and Other Intangible Assets

The excess of investments in consolidated subsidiaries over the net tangible asset value at acquisition is amortized on a straight-line basis over 15 years. Licenses in newly-acquired companies are recognized at the fair market value of those licenses at the date of acquisition. Licenses in new franchise areas include the capitalization of direct costs incurred in obtaining the license. The license value is amortized on a straight-line basis over the initial license period, up to a maximum of 20 years.

Recoverability of Tangible and Intangible Assets

The Company assesses the impairment of long-lived assets, identifiable intangible assets and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important which could trigger an impairment review include the following:

  •
  significant underperformance relative to expected historical or projected future operating results;

  •
  significant changes in the manner of use of the acquired assets or the strategy for the overall business;

  •
  significant negative industry or economic trends.

When the Company determines that the carrying value of long-lived tangible assets, identifiable intangibles and goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, future cash flows are evaluated to determine if an impairment charge is necessary. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the assets, an impairment loss is recognized. The measurement of the impairment loss is based on the fair value of the asset, which is generally determined using a discounted cash flow approach, as well as recent comparable transactions in the market.

Deferred Financing Costs

Costs to obtain debt financing are capitalized and amortized over the life of the debt facility using the effective interest method and classified according to the terms of the related debt instrument.

Derivative Financial Instruments

The Company uses derivative financial instruments including cross currency and interest rate swaps to manage exposures to movements in foreign exchange rates and interest rates. The Company accounts for derivative financial instruments in accordance with Statement of Financial Accounting Standards No. 133 Accounting for Derivative Instruments and Hedging Activities, as amended, ("SFAS 133"), which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheets as either an asset or liability measured at its fair value. These rules require that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative instrument's gains and losses to offset related results on the hedged item in the statement of operations, to the extent effective, and requires that a company must formally document, designate, and access the effectiveness of transactions that receive hedge accounting.

For derivative financial instruments designated and that qualify as cash flow hedges, changes in the fair value of the effective portion of the derivative financial instruments are recorded as a component of other cumulative comprehensive income or loss in stockholders' equity until the hedged item is recognized in earnings. The ineffective portion of the change in fair value of the derivative financial instruments is immediately recognized in earnings. The change in fair value of the hedged item is recorded as an adjustment to its carrying value on the balance sheet.

For derivative financial instruments that are not designated or that do not qualify as accounting hedges, the changes in the fair value of the derivative financial instruments are recognized in earnings.

The impact of adopting SFAS 133 as of January 1, 2001 was a gain of $20.1 million, which was recorded in the statement of operations as a cumulative effect of a change in accounting principle.

Subscriber Prepayments and Deposits

Payments received in advance for distribution services are deferred and recognized as revenue when the associated services are provided. Deposits are recorded as a liability upon receipt and refunded to the subscriber upon disconnection.

Revenue Recognition

Revenue from the provision of video, voice and Internet access services to customers is recognized in the period the related services are provided. For cable television, initial installation fees are recognized as revenue in the period in which the installation occurs, to the extent installation fees are equal to or less than direct selling costs, which are expensed. To the extent installation fees exceed direct selling costs, the excess fees are deferred and amortized over the average contract period. For DTH, initial installation fees are deferred and amortized over the average contract period. All installation fees and related costs with respect to reconnections and disconnections are recognized in the period in which the reconnection or disconnection occurs because reconnection fees are charged at a level equal to or less than related reconnection costs.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of subscriber receivables. Concentrations of credit risk with respect to subscriber receivables are limited due to the Company's large number of customers and their dispersion across many different countries worldwide.

Staff Accounting Bulletin No. 51 Accounting for Sales of Stock by a Subsidiary ("SAB 51") Accounting Policy

Gains realized as a result of common stock sales by the Company's subsidiaries are recorded in the consolidated statements of operations, except for any transactions which must be credited directly to equity in accordance with the provisions of SAB 51.

Stock-Based Compensation

The Company accounts for its stock-based compensation plans using the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, ("APB 25"). The Company has provided pro forma disclosures of net loss as if the fair value based method of accounting for these plans, as prescribed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, ("SFAS 123"), had been applied. Pro forma disclosures include the effects of stock options granted during the years ended December 31, 2001, 2000 and 1999.

UPC, chello broadband, Priority Telecom and Austar United have adopted stock-based compensation plans for their employees whereby compensation expense is recognized for the difference between the grant price and the fair market value of vested options at each new measurement date. UPC, chello broadband, Priority Telecom, ULA and VTR have also adopted phantom stock-based compensation plans for their employees whereby the rights conveyed to employees are the substantive equivalents to stock appreciation rights. Accordingly, compensation expense is recognized at each financial statement date based on the difference between the grant price and the estimated fair value of the respective subsidiary's common stock. Subsequent decreases in the estimated fair value of these vested options will cause a reversal of previous charges taken, until the options are exercised or expire.

Income Taxes

The Company accounts for income taxes under the asset and liability method which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax basis of assets, liabilities and loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are then reduced by a valuation allowance if management believes it more likely than not they will not be realized.

Basic and Diluted Net (Loss) Income Per Share

Basic net (loss) income per share is determined by dividing net (loss) income available to common stockholders by the weighted-average number of common shares outstanding during each period. Net (loss) income available to common stockholders includes the accrual of dividends on convertible preferred stock which is charged directly to additional paid-in capital and/or accumulated deficit. Diluted net (loss) income per share includes the effects of potentially issuable common stock, but only if dilutive.

Foreign Operations and Foreign Exchange Rate Risk

The functional currency for the Company's foreign operations is the applicable local currency for each affiliate company, except for countries which have experienced hyper-inflationary economies. For countries which have hyper-inflationary economies, the financial statements are prepared in U.S. dollars. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated at exchange rates in effect at period-end and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded as a separate component of stockholders' (deficit) equity and are included in Other Cumulative Comprehensive Loss. Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions. Cash flows from the Company's operations in foreign countries are translated at actual exchange rates when known, or at the average rate for the period. As a result, amounts related to assets and liabilities reported in the consolidated statements of cash flows will not agree to changes in the corresponding balances in the consolidated balance sheets. The effects of exchange rate changes on cash balances held in foreign currencies are reported as a separate line below cash flows from financing activities. Certain of the Company's foreign operating companies have notes payable and notes receivable that are denominated in a currency other than their own functional currency. Accordingly, the Company may experience economic loss and a negative impact on earnings and equity with respect to its holdings solely as a result of foreign currency exchange rate fluctuations.

New Accounting Principles

In June 2001, the Financial Accounting Standards Board authorized the issuance of Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS 141"). SFAS 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. SFAS 141 requires intangible assets acquired in a business combination to be recognized if they arise from contractual or legal rights or are "separable", that is, feasible that they may be sold, transferred, licensed, rented, exchanged or pledged. As a result, it is likely that more intangible assets will be recognized under SFAS 141 than its predecessor, Accounting Principles Board Opinion No. 16, although in some instances previously recognized intangibles will be subsumed into goodwill. The Company is currently evaluating the potential impact, if any, the adoption of SFAS 141 will have on its financial position and results of operations, as well as the impact on future business combinations that are currently being negotiated or contemplated.

In June 2001, the Financial Accounting Standards Board authorized the issuance of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized, but will be tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill impairment test, which is based on fair value, is to be performed on a reporting unit level. Goodwill will no longer be tested for impairment under Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS 121"). Additionally, goodwill on equity method investments will no longer be amortized; however, it will continue to be tested for impairment in accordance with APB 18. All recognized intangible assets which are deemed not to have an indefinite life will continue to be amortized over their estimated useful lives. SFAS 142 is effective for fiscal years beginning after December 15, 2001, although goodwill on business combinations consummated after July 1, 2001 will not be amortized. While the Company has not determined what the impact of the application of SFAS 142 will be on its financial position and results of operations, it is possible a substantial cumulative effect adjustment may be required. As of December 31, 2001, net goodwill of approximately $2.8 billion is included in the accompanying consolidated balance sheet.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"), which is effective for fiscal periods beginning after December 15, 2001, and interim periods within those fiscal years. SFAS 144 supersedes SFAS 121, and establishes an accounting model for impairment or disposal of long-lived assets to be disposed of by sale. Under SFAS 144 there is no longer a requirement to allocate goodwill to long-lived assets to be tested for impairment. It also establishes a probability weighted cash flow estimation approach to deal with situations in which there are a range of cash flows that may be generated by the asset being tested for impairment. SFAS 144 also establishes criteria for determining when an asset should be treated as held for sale. The Company is currently evaluating the potential impact, if any, the adoption of SFAS 144 will have on its financial position and results of operations.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

4. Acquisitions and Other

2001

In January 2001, UPC acquired DeAlkmaarse Kabel in The Netherlands for a purchase price of $46.2 million. The purchase price was paid in cash of $21.5 million and a one-year note bearing interest at 8.0% per annum. This note was repaid in cash in January 2002.

On September 27, 2001, Priority Telecom listed its 3,986,519 issued and outstanding ordinary shares on the Euronext Amsterdam ("Euronext"). UPC owns 2,596,021 of these ordinary shares and all of the 2,728,605 Priority Telecom class A shares, for an ownership interest (not including shares held by the Priority Telecom Foundation) of 79.1%.

In December 2001, UPC and Canal+ Group, the television and film division of Vivendi Universal ("Canal+") merged their respective Polish DTH satellite television platforms, as well as the Canal+ Polska premium channel, to form a common Polish DTH platform. UPC Polska contributed its Polish and United Kingdom DTH assets to Telewizyjna Korporacja Partycypacyjna S.A., a subsidiary of Canal+ ("TKP"), and placed €30.0 million ($26.8 million) cash into an escrow account, which was used to fund TKP with a loan of €30.0 million in January 2002. The €30.0 million ($26.8 million) has been classified as restricted cash in the consolidated financial statements as of December 31, 2001. In return, UPC Polska received a 25.0% ownership interest in TKP and €150.0 ($134.1) million in cash. TKP is managed and controlled by Canal+, which owns the remaining 75.0% interest. UPC Polska's investment in TKP was recorded at fair value as of the date of the transaction, resulting in a loss of $416.9 million upon consummation of the merger.

2000

In February 2000, UPC acquired Intercomm France Holding S.A. for $35.6 million in cash and shares in UPC France. Following the transaction, UPC controls 92.0% of UPC France. In connection with this acquisition, UPC issued shares worth $20.0 million. Based on the carrying value of UGC Holdings' investment in UPC as of February 23, 2000, UGC Holdings recognized a gain of $6.8 million from the resulting step up in the carrying amount of UGC Holdings' investment in UPC.

In February 2000, UPC acquired 100% of Tebecai in the Netherlands for $70.4 million.

In February 2000, UPC acquired 100% of the equity of El Tele Ostfold and Vestfold from certain energy companies in Norway for $39.3 million.

In March 2000, UPC acquired 100% of Kabel Haarlem in The Netherlands for $59.8 million.

In March 2000, UPC acquired K&T Group in the Netherlands for consideration of $1.0 billion. Details of the net assets acquired were as follows (in thousands):

Property, plant and equipment	$227,845
Investments in affiliated companies	8,430
Goodwill	786,436
Receivables acquired	216,904
Long-term liabilities	(225,439)
Net current liabilities	(8,129)

Total cash paid	$1,006,047

In March 2000, UPC acquired the 20.75% minority stake held in UPC Magyarorszag by the First Hungary Fund for $61.6 million in cash, increasing UPC's ownership to 100%.

In March 2000, Austar United sold 20.0 million shares to the public, raising gross and net proceeds at $5.20 per share of $104.0 million and $102.4 million, respectively. Based on the carrying value of the Company's investment in Austar United as of March 29, 2000, UGC Holdings recognized a gain of $66.8 million from the resulting step up in the carrying amount of UGC Holdings' investment in Austar United. No deferred taxes were recorded related to this gain due to the Company's intent to hold its investment in Austar United indefinitely.

In October 2000, UPC acquired, through its subsidiary UPC Germany, 100% of EWT/TSS Group for a purchase price of €238.4 million in cash and 49.0% of UPC Germany. In the third quarter of 2001, the purchase price was finalized and UPC recorded the necessary adjustments to the initial purchase price allocation to reflect this settlement. Details of the net assets acquired were as follows (in thousands):

Property, plant and equipment	$67,930
Goodwill and other intangibles	705,723
Long-term liabilities	(40,286)
Net current liabilities and other	(26,651)

Total consideration	706,716
UPC Germany shares	(499,295)

Net cash paid	$207,421

UPC has effective ownership of 51.0% of EWT/TSS Group through its 51.0%-owned subsidiary, UPC Germany. Under the UPC Germany shareholders agreement, the 49.0% shareholder has an option to put its interest in UPC Germany to UPC in exchange for approximately 10.6 million of UPC's ordinary shares A, as adjusted for final settlement. The option expires March 31, 2003. UPC has the option to pay for the put, if exercised, in either its shares or the equivalent value of cash on such date.

Pursuant to the agreement to acquire EWT/TSS Group, UPC is required to fulfill a contribution obligation no later than March 2003, by contribution of certain assets amounting to approximately €358.8 ($320.7) million. If UPC fails to make such contribution by such date or in certain circumstances such as a material default by UPC under its financing agreements, the 49.0% owner in UPC Germany may call for 22.0% of the outstanding shares of UPC Germany for nominal consideration. As a result of events discussed in Note 2, on March 5, 2002, UPC received the holders' notice of exercise. Upon settlement of the exercise, UPC's interest in UPC Germany would be reduced to 29.0% and UPC would no longer consolidate UPC Germany. UPC believes delivery of the UPC Germany shares would extinguish the contribution obligation.

In November 2000, UPC's subsidiary, Priority Telecom, acquired Cignal through a merger and exchange offer. In the stock-based transaction, Priority Telecom acquired 100% of Cignal in exchange for a 16.0% interest in Priority Telecom. Under the terms of the shareholder's agreement, UPC granted the Cignal shareholders an option to put their interest in Priority Telecom back to UPC if a public listing for Priority Telecom was not consummated by October 1, 2001. Priority Telecom was successful in obtaining a public listing of its ordinary shares on September 27, 2001.

1999

In February 1999, UPC successfully completed an initial public offering, selling approximately 133.8 million shares on Euronext Amsterdam, N.V. ("AEX" or "Euronext") and The Nasdaq Stock Market, Inc. ("Nasdaq"), raising gross and net proceeds at $10.93 per share of $1,463.0 million and $1,364.1 million, respectively. Concurrent with the offering, a third party exercised an option and acquired approximately 4.7 million ordinary shares of UPC, resulting in proceeds to UPC of $45.0 million. Based on the carrying value of the Company's investment in UPC as of February 11, 1999, UGC Holdings recognized a gain of $822.1 million from the resulting step up in the carrying amount of UGC Holdings' investment in UPC. No deferred taxes were recorded related to this gain due to the Company's intent to hold its investment in UPC indefinitely.

In August 1998, UPC merged its Dutch cable television and telecommunications assets with those of the Dutch energy company NUON, forming a new company, UTH (the "UTH Transaction"). The transaction was accounted for as a formation of a joint venture with NUON's and UPC's net assets recorded at their historical carrying values. Although UPC retained a 51.0% economic and voting interest in UTH, because of joint governance on most significant operating decisions, UPC accounted for its investment in UTH using the equity method of accounting. Details of the net assets contributed were as follows (in thousands):

Working capital	$1,871
Investments in affiliated companies	(96,866)
Property, plant and equipment	(85,037)
Goodwill and other intangible assets	(78,515)
Senior secured notes and other debt	111,553
Other liabilities	17,417

Total net assets contributed	$(129,577)

On February 17, 1999, UPC acquired the remaining 49.0% of UTH from NUON (the "NUON Transaction") for $265.7 million. In addition, UPC repaid NUON a $17.1 million subordinated loan, including accrued interest, dated December 23, 1998, owed by UTH to NUON. The purchase of NUON's interest and payment of the loan were funded with proceeds from UPC's initial public offering. Effective February 1, 1999, UPC began consolidating the results of operations of UTH. Details of the net assets acquired were as follows (in thousands):

Property, plant and equipment	$210,013
Investments in affiliated companies	46,830
Goodwill	256,749
Long-term liabilities	(242,536)
Net current liabilities	(5,384)

Total cash paid	265,672
Cash acquired	(13,629)

Net cash paid	$252,043

The following unaudited pro forma condensed consolidated operating results for the year ended December 31, 1999 give effect to the UTH Transaction and the NUON Transaction as if they had occurred at the beginning of the period. This unaudited pro forma condensed consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transactions had in fact occurred on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

	Year Ended December 31, 1999
	Historical	Pro Forma
	(In thousands, except share and per share amounts)
Revenue	$720,762	$730,879

Net income	$636,318	$631,623

Net income per common share:
Basic net income	$7.53	$7.48

Diluted net income	$6.67	$6.63

Weighted-average number of common shares outstanding:
Basic	82,024,077	82,024,077

Diluted	95,331,929	95,331,929

In April 1999, an indirect wholly-owned subsidiary of ULA acquired a 66.0% interest in VTR (the "VTR Acquisition"). This acquisition, combined with the interest in VTR that is owned by another indirect wholly owned subsidiary of the Company, gives the Company an indirect 100% interest in VTR. The purchase price for the 66.0% interest in VTR was $258.2 million in cash. In addition, the Company provided capital for VTR to prepay $125.8 million of existing bank indebtedness and a promissory note from the Company to one of the other shareholders of VTR. Details of the net assets acquired were as follows (in thousands):

Working capital	$10,381
Property, plant and equipment	203,154
Goodwill and other intangible assets	244,981
Other long-term assets	14,685
Elimination of equity investment in Chilean joint venture	(69,381)
Long-term liabilities	(145,641)

Total cash paid	258,179
Cash acquired	(5,498)

Net cash paid	$252,681

In June 1999, the Company's interest in Austar Entertainment, XYZ Entertainment and Saturn were contributed to Austar United in exchange for new shares issued by Austar United. On July 27, 1999, Austar United acquired a 35.0% interest in Saturn in exchange for approximately 13.7 million of Austar United's shares, thereby increasing Austar United's ownership interest in Saturn from 65.0% to 100%. In addition, Austar United successfully completed an initial public offering, selling 103.5 million shares on the Australian Stock Exchange, raising gross and net proceeds at $3.03 per share of $313.6 million and $292.8 million, respectively. Based on the carrying value of the Company's investment in Austar United as of July 27, 1999, UGC Holdings recognized a gain of $248.4 million from the resulting step up in the carrying amount of UGC Holdings' investment in Austar United. No deferred taxes were recorded related to this gain due to the Company's intent on holding its investment in Austar United indefinitely.

In July 1999, UPC acquired UPC Sweden (formerly known as Stjärn) for a purchase price of $397.0 million, of which $100.0 million was paid in the form of a one-year note with interest at 8.0% per year, and the balance was paid in cash. In July 2000, in accordance with the original terms of the note, UPC elected to repay the one-year note, plus accrued interest, with 4,056,453 of its ordinary shares A. Details of the net assets acquired were as follows (in thousands):

Property, plant and equipment	$43,171
Goodwill	442,094
Net current liabilities	(55,997)
Long-term liabilities	(32,268)

Total purchase price	397,000
Seller's note	(100,000)

Total cash paid	297,000
Cash acquired	(3,792)

Net cash paid	$293,208

In August 1999, UPC acquired through UPC France 100% of Videopole for a total purchase price of $135.1 million. The purchase price was paid in cash ($69.9 million) and 2.9 million ordinary shares of UPC ($65.2 million). Based on the carrying value of the Company's investment in UPC as of July 31, 1999, UGC Holdings recognized a gain of $34.9 million from the resulting step up in the carrying amount of UGC Holdings' investment in UPC. No deferred taxes were recorded related to this gain due to the Company's intent to hold its investment in UPC indefinitely.

In August 1999, UPC acquired 100% of UPC Polska (formerly known as @Entertainment) for $807.0 million in cash. Details of the net assets acquired were as follows (in thousands):

Net current assets	$51,239
Property, plant and equipment	196,178
Goodwill	986,814
Long-term liabilities	(448,566)
Other	21,335

Total cash paid	807,000
Cash acquired	(62,507)

Net cash paid	$744,493

The following unaudited pro forma condensed consolidated operating results for the year ended December 31, 1999 give effect to the acquisition of UPC Polska as if it had occurred at the beginning of the period. This unaudited pro forma condensed consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transaction had in fact occurred on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

	Year Ended December 31, 1999
	Historical	Pro Forma
	(In thousands, except share and per share amounts)
Revenue	$720,762	$767,741

Net income	$636,318	$444,151

Net income per common share:
Basic net income	$7.53	$5.19

Diluted net income	$6.67	$4.66

Weighted-average number of common shares outstanding:
Basic	82,024,077	82,024,077

Diluted	95,331,929	95,331,929

In September 1999, UPC acquired through UPC Nederland the remaining 50.0% of A2000 that it did not already own for consideration of $229.0 million. Details of the net assets acquired were as follows (in thousands):

Receivables assumed	$13,062
Property, plant and equipment	96,539
Goodwill	274,361
Net current liabilities	(25,044)
Long-term liabilities	(129,918)

Total cash paid	229,000
Cash acquired	(521)

Net cash paid	$228,479

In October 1999, UPC completed a second public offering of approximately 45.0 million ordinary shares, raising gross and net proceeds at $21.58 per share of $970.9 million and $922.4 million, respectively. Based on the carrying value of the Company's investment in UPC as of October 19, 1999, UGC Holdings recognized a gain of $403.5 million from the resulting step up in the carrying amount of UGC Holdings' investment in UPC. No deferred taxes were recorded related to this gain due to the Company's intent to hold its investment in UPC indefinitely.

5. Cash and Cash Equivalents, Restricted Cash and Short-Term Liquid Investments

	December 31, 2001
	Cash and Cash Equivalents	Restricted Cash	Short-term Liquid Investments	Total
	(In thousands)
Cash	$806,226	$86,505	$8,657	$901,388
Certificates of deposit	–	120	–	120
Commercial paper	70,183	–	14,091	84,274
Corporate bonds	–	–	33,300	33,300
Government securities	43,731	–	22,898	66,629

Total	$920,140	$86,625	$78,946	$1,085,711

	December 31, 2000
	Cash and Cash Equivalents	Restricted Cash	Short-term Liquid Investments	Total
	(In thousands)
Cash	$1,500,570	$11,023	$–	$1,511,593
Certificates of deposit	48,685	120	126,029	174,834
Commercial paper	326,378	–	54,296	380,674
Corporate bonds	1,195	–	142,763	143,958
Government securities	–	469	23,996	24,465

Total	$1,876,828	$11,612	$347,084	$2,235,524

6. Investments in Affiliates

	December 31, 2001
	Contributions	Cumulative Dividends Received	Cumulative Share in Results of Affiliates		Cumulative Translation Adjustments	Other		Total
	(In thousands)
Europe:
PrimaCom	$341,017	$–	$(67,834)		$(32,747)	$(232,623	)(1)	$7,813
SBS	264,675	–	(74,217)		1,368	(102,037	)(1)	89,789
Tevel	120,877	(6,180)	(113,577)		(1,120)	–		–	(2)
TKP	26,812	–	(3,015)		15	–		23,812
Melita	14,224	–	(1,426)		(3,493)	–		9,305
Iberian Programming	11,947	(2,560)	10,130		3,103	–		22,620
Xtra Music	14,546	–	(7,156)		(1,055)	–		6,335
Other	43,875	(695)	(31,890)		2,105	–		13,395
Latin America:
Telecable	71,819	(20,862)	(5,891)		(6,672)	–		38,394
MGM Networks LA	15,080	–	(15,080)		–	–		–
Jundiai	7,438	(1,572)	1,004		(2,444)	–		4,426
Asia/Pacific:
Pilipino Cable Corporation	18,680	–	(4,342)		(2,588)	–		11,750
Hunan International TV	6,394	–	(2,424)		16	–		3,986

Total	$957,384	$(31,869)	$(315,718	)(3)	$(43,512)	$(334,660)		$231,625

	December 31, 2000
	Contributions	Cumulative Dividends Received	Cumulative Share in Results of Affiliates	Cumulative Translation Adjustments	Other	Total
	(In thousands)
Europe:
PrimaCom	$341,017	$–	$(28,482)	$(21,114)	$–	$291,421
SBS	264,675	–	(36,433)	(4,138)	–	224,104
Tevel	99,385	(6,180)	(39,587)	3,848	–	57,466
Melita	14,052	–	592	(3,480)	–	11,164
Iberian Programming	11,947	(2,560)	5,103	2,319	–	16,809
Xtra Music	14,491	–	(6,367)	(986)	–	7,138
Other	51,835	(695)	(16,707)	(6,242)	–	28,191
Latin America:
Telecable	71,819	(20,862)	(5,282)	(10,135)	–	35,540
MGM Networks LA	14,076	–	(14,076)	–	–	–
Jundiai	7,438	(1,572)	174	(1,808)	–	4,232
Asia/Pacific:
TelstraSaturn	66,629	–	(24,503)	(5,007)	–	37,119
XYZ Entertainment	44,306	(5,464)	(11,515)	(1,387)	–	25,940
Pilipino Cable Corporation	17,346	–	(3,388)	(2,588)	–	11,370
Hunan International TV	6,061	–	(2,181)	16	–	3,896
Other	2,860	–	(614)	(314)	–	1,932

Total	$1,027,937	$(37,333)	$(183,266)	$(51,016)	$–	$756,322

(1)
Based on the Company's analysis of specific quantitative and qualitative factors in accordance with APB 18 and SAB 59 during the third quarter of 2001, the Company determined a decline in the market value of SBS and PrimaCom to be other than temporary, and as a result, the Company reduced the carrying value of these investments to market value and recorded a loss. This provision has been separately presented as "Provision for Loss on Investments" in the accompanying consolidated statement of operations.
(2)
As of December 31, 2001, cumulative losses recognized exceeded the Company's investment in Tevel. In accordance with APB 18 the Company suspended recognition of losses from Tevel. The Company has no further funding obligations related to this investment.
(3)
Excludes cumulative share in results attributable to TelstraClear ($66.1 million loss), XYZ Entertainment ($9.2 million loss), other Asia/Pacific ($1.5 million loss) and one and one-half months from UAP ($177.2 million loss), due to the deconsolidation of UAP effective November 15, 2001.

As of December 31, 2001 and 2000, the Company had the following differences related to the excess of its cost over its proportionate interest in each affiliate's net tangible assets included in the above table. Such differences are being amortized over 15 years.

	December 31,
	2001		2000
	Basis Difference	Accumulated Amortization	Basis Difference	Accumulated Amortization
	(In thousands)
Europe:
PrimaCom	$31,032	$(31,032)	$251,167	$(15,678)
SBS	152,512	(31,660)	250,213	(17,364)
Tevel	77,301	(14,914)	83,271	(11,996)
Iberian Programming	12,246	(1,827)	11,586	(1,189)
Melita	10,928	(1,536)	11,098	(978)
Xtra Music	5,142	(1,201)	5,069	(462)
Latin America:
Telecable	36,103	(12,217)	33,392	(9,514)
Asia/Pacific:
XYZ Entertainment(1)	–	–	22,483	(3,159)
TelstraClear(1)	–	–	21,405	(995)

Total	$325,264	$(94,387)	$689,684	$(61,335)

(1)
UAP was deconsolidated effective November 15, 2001 in connection with the sale of 49.99% of the Company's interest in UAP.

7. Property, Plant and Equipment

	December 31,
	2001	2000
	(In thousands)
Cable distribution networks	$3,417,040	$3,204,674
Subscriber premises equipment and converters	825,320	831,849
MMDS/DTH distribution facilities	105,575	261,896
Information technology systems, office equipment, furniture and fixtures	261,747	254,721
Buildings and leasehold improvements	164,475	142,334
Other	92,525	106,155

	4,866,682	4,801,629
Accumulated depreciation	(1,174,197)	(920,972)

Net property, plant and equipment	$3,692,485	$3,880,657

UPC analyzed the carrying value of certain of its long-lived assets in accordance with SFAS 121, resulting in an impairment charge as of December 31, 2001 – see Note 19.

8. Goodwill and Other Intangible Assets

	December 31,
	2001	2000
	(In thousands)
Europe(1):
UPC Nederland	$1,240,874	$1,590,868
UPC Polska	440,618	951,225
UPC Germany	74,386	883,928
UPC Sweden	359,803	388,884
Priority Telecom	340,745	337,247
UPC N.V	1,346	143,709
Telekabel Group	162,103	167,317
UPC France	197,277	213,931
UPC Magyarorszag	138,190	131,164
UPC Czech	101,831	107,397
Priority Wireless	–	100,297
UPC Norge	78,829	67,249
Other	82,523	77,678
Latin America:
VTR	182,860	208,725
TV Show Brasil	6,487	7,688
Multitel	199	179
Asia/Pacific:
Austar United(2)	–	225,433

	3,408,071	5,602,919
Accumulated amortization	(564,149)	(448,012)

Net goodwill and other intangible assets	$2,843,922	$5,154,907

(1)
UPC analyzed the carrying value of certain of its intangible assets in accordance with SFAS 121, resulting in an impairment charge as of December 31, 2001 – see Note 19.
(2)
UAP was deconsolidated effective November 15, 2001 in connection with the sale of 49.99% of the Company's interest in UAP.

9. Business Transferred Under Contractual Arrangement

Prior to November 15, 2001, Asia/Pacific owned approximately 99.99% of UAP's outstanding common stock. On November 15, 2001, Asia/Pacific entered into a series of transactions, pursuant to which it transferred an approximate 49.99% interest in UAP to an independent third party for nominal consideration. As a result of these transactions, Asia/Pacific now holds 50.00% of UAP's outstanding common stock. For accounting purposes, these transactions resulted in the deconsolidation of UAP from November 15, 2001 forward and presenting the assets and liabilities of UAP in a manner consistent with the guidance set forth in Staff Accounting Bulletin No. 30 Accounting for Divestiture of a Subsidiary or Other Business Operation ("SAB 30") as of December 31, 2001 as follows (in thousands):

Assets
Business transferred under contractual arrangement, current	$78,672
Business transferred under contractual arrangement, long term	143,124
Liabilities
Business transferred under contractual arrangement, current	(607,350)
Business transferred under contractual arrangement, long term	(228,012)

Net negative investment in UAP as of December 31, 2001	$(613,566)

No gain was recognized upon the deconsolidation of UAP (equal to the amount of the Company's negative investment in UAP at the transaction date). For the period from November 15, 2001 to December 31, 2001, the Company recorded equity in losses of $177.2 million related to its investment in UAP.

UAP's 14.0% senior discount notes were issued in May 1996 and September 1997 at a discount from their principal amount of $488.0 million, resulting in gross proceeds of $255.0 million (the "UAP Notes"). Effective May 16, 1997, the interest rate on these notes increased by an additional 0.75% per annum to 14.75%. On October 14, 1998, UAP consummated an equity sale resulting in gross proceeds to UAP of $70.0 million, reducing the interest rate from 14.75% to 14.0% per annum. Due to the increase in the interest rate effective May 16, 1997 until consummation of the equity sale, the UAP Notes will accrete to a principal amount of $492.9 million on May 15, 2006, the original maturity date. On May 15, 2001, cash interest began to accrue and was payable semi-annually on each May 15 and November 15, commencing November 15, 2001. UAP failed to make the required interest payment due November 15, 2001, and failed to cure this event of default within the 30-day cure period. As a result, an event of default under the indentures governing the UAP Notes occurred on, and has continued since, December 15, 2001. As of December 31, 2001, UAP's working capital and projected operating cash flow were not sufficient to fund its expected expenditures and repay the UAP Notes over the next year, raising substantial doubt about its ability to continue as a going concern. On March 29, 2002, voluntary and involuntary petitions were filed under Chapter 11 of the United States Bankruptcy Code with respect to UAP. UAP's ability to continue as a going concern is dependent on the outcome of this bankruptcy proceeding, including the successful restructuring of the UAP Notes. Without a successful restructuring, the shareholders of UAP, including Asia/Pacific, may be forced to forfeit their respective interests in UAP.

Austar United, UAP's majority-owned operating subsidiary, had a bank facility in default with an outstanding balance of A$400.0 ($204.2) million as of December 31, 2001. As of December 31, 2001, Austar United's working capital and projected operating cash flow were not sufficient to fund its expected expenditures and pay its liabilities when due over the next year, raising substantial doubt about its ability to continue as a going concern. This bank facility was refinanced in March 2002. The new facility bears interest at the professional market rate in Australia plus a margin ranging from 2.0% to 3.0% based upon certain debt to cash flow ratios. The new facility is fully repayable pursuant to an amortization schedule beginning March 31, 2005 and ending December 31, 2006. Management of Austar United believes, using cost control and other measures, that Austar United will be able to generate enough operating cash flow, access other funding sources or take such other actions as may be necessary to fund its expected expenditures and pay its liabilities when due over the next year.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should UAP or Austar United be unable to continue as a going concern.

As indicated above, no gain was recorded in the consolidated statement of operations upon the deconsolidation of UAP or upon the filing of the bankruptcy petitions on March 29, 2002, as the Company does not believe such transaction qualifies as a divestiture for accounting purposes. The Company would recognize a gain upon deconsolidation of UAP upon the ultimate liquidation of the Company's indirect 50.0% interest in UAP, which may or may not occur at the completion of the bankruptcy proceedings. If in the future Asia/Pacific acquires the requisite voting control over UAP, the Company would reconsolidate UAP with no gain or loss realized. The Company will continue to present 100% of the assets and liabilities of UAP similar to the SAB 30 presentation above and continue to record 100% of UAP's operating results in the Company's statement of operations until facts and circumstances change regarding the Company's ownership and/or control of UAP.

10. Senior Discount Notes and Senior Notes

	December 31,
	2001	2000
	(In thousands)
UGC Holdings 1998 Notes	$1,222,533	$1,101,010
UGC Holdings 1999 Notes	–	249,497
UPC July 1999 Senior Notes(1):
UPC 10.875% dollar Senior Notes due 2009	800,032	800,000
UPC 10.875% euro Senior Notes due 2009	268,120	278,551
UPC 12.5% dollar Senior Discount Notes due 2009	537,221	475,854
UPC October 1999 Senior Notes(1):
UPC 10.875% dollar Senior Notes due 2007	200,008	200,000
UPC 10.875% euro Senior Notes due 2007	89,373	92,851
UPC 11.25% dollar Senior Notes due 2009	250,553	252,000
UPC 11.25% euro Senior Notes due 2009	89,745	93,168
UPC 13.375% dollar Senior Discount Notes due 2009	331,222	290,974
UPC 13.375% euro Senior Discount Notes due 2009	118,344	108,017
UPC January 2000 Senior Notes(1):
UPC 11.25% dollar Senior Notes due 2010	596,406	595,742
UPC 11.25% euro Senior Notes due 2010	177,669	184,443
UPC 11.5% dollar Senior Notes due 2010	298,220	300,000
UPC 13.75% dollar Senior Discount Notes due 2010	663,950	581,253
UPC Polska Senior Discount Notes	343,323	300,163
UAP Notes(2)	–	466,241

	5,986,719	6,369,764
Less current portion	(4,420,863)	–

Total senior discount notes and senior notes	$1,565,856	$6,369,764

(1)
As discussed in Note 2, UPC is in default under its senior notes and senior discount notes. Accordingly, these borrowings have been reclassified to current.
(2)
UAP was deconsolidated effective November 15, 2001 in connection with the sale of 49.99% of the Company's interest in UAP.

UGC Holdings 1998 Notes

The UGC Holdings 1998 Notes accrete at 10.75% per annum, compounded semi-annually to an aggregate principal amount of $1,375.0 million on February 15, 2003, at which time cash interest will commence to accrue. Commencing August 15, 2003, cash interest on the UGC Holdings 1998 Notes will be payable on February 15 and August 15 of each year until maturity at a rate of 10.75% per annum. The UGC Holdings 1998 Notes will mature on February 15, 2008, and will be redeemable at the option of the Company on or after February 15, 2003.

The UGC Holdings 1998 Notes are senior secured obligations of the Company that rank senior in right of payment to all future subordinated indebtedness of the Company. The UGC Holdings 1998 Notes are effectively subordinated to all future indebtedness and other liabilities and commitments of the Company's subsidiaries. Under the terms of the indenture governing the UGC Holdings 1998 Notes (the "Indenture"), the Company's subsidiaries are generally prohibited and/or restricted from incurring any liens against their assets other than liens incurred in the ordinary course of business, from paying dividends, and from making investments in entities that are not "restricted" by the terms of the Indenture. The Company has the option to invest in "unrestricted entities" in an aggregate amount equal to the sum of $100.0 million plus the aggregate amount of net cash proceeds from sales of equity, net of payments made on its preferred stock plus net proceeds from certain litigation settlements. The Indenture generally prohibits the Company from incurring additional indebtedness with the exception of a general allowance of $75.0 million for debt maturing on or after February 15, 2008, certain guarantees totaling $15.0 million, refinancing indebtedness, normal indebtedness to restricted affiliates and other letters of credit in the ordinary course of business. The Indenture also limits the amount of additional debt that its subsidiaries or controlled affiliates may borrow, or preferred shares that they may issue, in addition to restricting its subsidiaries' ability to make certain asset sales and certain payments. Subsequent to December 31, 2001, all but $24.6 million principal amount at maturity of the UGC Holdings 1998 Notes were purchased by United. As a result, the Company and the Indenture trustee signed a supplemental Indenture to effect the removal of substantially all covenants from the Indenture affecting the operations of UGC Holdings and its subsidiaries, the release of liens and the waiver of any defaults or events of default that have or may have occurred or which may occur under the Indenture. As amended, the one remaining covenant relates to the Company's ability, and the ability of the Company's subsidiaries, to sell certain assets or merge with or into other companies.

UGC Holdings 1999 Notes

On April 29, 1999, the Company sold in a private transaction $355.0 million principal amount at maturity of 10.875% senior discount notes due 2009. The UGC Holdings 1999 Notes were issued at a discount from their principal amount at maturity, resulting in gross proceeds to UGC Holdings of $208.9 million. The UGC Holdings 1999 Notes were repaid on December 3, 2001 for $261.3 million in cash, resulting in an extraordinary gain on early extinguishment of debt of $3.4 million.

UPC July 1999 Senior Notes

In July 1999, UPC completed a private placement bond offering consisting of $800.0 million ten-year UPC 10.875% dollar Senior Notes due 2009, €300.0 million UPC 10.875% euro Senior Notes due 2009 and $735.0 million aggregate principal amount of ten-year UPC 12.5% dollar Senior Discount Notes due 2009. The UPC 12.5% dollar Senior Discount Notes due 2009 were sold at 54.5% of face value amount yielding gross proceeds of $400.7 million, and will accrue but not pay interest until February 2005. Interest payments on the UPC 10.875% dollar and euro Senior Notes due 2009 will be due semi-annually, commencing February 1, 2000. Concurrent with the closing of the UPC July 1999 Senior Notes offering, UPC entered into a cross-currency swap, swapping the $800.0 million UPC 10.875% dollar Senior Notes due 2009 into fixed and variable rate euro notes with a notional amount totaling €754.7 million. Of the euro notes, 50.0% have a fixed interest rate of 8.54% through August 1, 2004, thereafter switching to a variable interest rate of Euro Interbank Offer Rate ("EURIBOR") plus 4.15% (as of December 31, 2001 three months EURIBOR was 3.29%). The remaining 50.0% have a variable interest rate of EURIBOR + 4.15% through August 1, 2009. The cross-currency swap provides the bank with the right to terminate the swap at market value commencing August 1, 2004 with the payment of a call premium equal to the call premium UPC would pay to the $800.0 million senior note holders if the notes are called on or after August 1, 2004. In December 1999, UPC completed a registered exchange offering for these dollar and euro senior notes and dollar senior discount notes. The indentures governing these notes place certain limitations on UPC's ability, and the ability of its subsidiaries, to borrow money, issue capital stock, pay dividends in stock or repurchase stock, make investments, create certain liens, engage in certain transactions with affiliates, and sell certain assets or merge with or into other companies.

UPC October 1999 Senior Notes

In October 1999, UPC completed a private placement bond offering consisting of six tranches: $200.0 million and €100.0 million of eight-year UPC 10.875% dollar and euro Senior Notes due 2007; $252.0 million and €101.0 million of ten-year UPC 11.25% dollar and euro Senior Notes due 2009 and $478.0 million and €191.0 million aggregate principal amount of ten-year UPC 13.375% dollar and euro Senior Discount Notes due 2009. The UPC 13.375% euro Senior Discount Notes due 2009 were sold at 52.3% of the face amount yielding gross proceeds of $250.0 million and €100.0 million and will accrue but not pay interest until November 2004. Concurrent with the closing of the UPC October 1999 Senior Notes, UPC entered into a cross-currency swap, swapping the $252.0 million UPC 11.25% dollar Senior Notes due 2009 into fixed-rate and variable-rate euro notes with a notional amount totaling €240.2 million and swapping the $200.0 million UPC 10.875% dollar Senior Notes due 2007 into fixed-rate and variable-rate euro notes with a notional amount totaling €190.6 million. One half of the total euro notes (€215.4 million) have a fixed interest rate of 9.92% through November 1, 2004, thereafter switching to a variable interest rate of EURIBOR + 4.80%. The remaining €215.4 million have a variable interest rate of EURIBOR + 4.80% through November 1, 2009. The cross-currency swap provides the bank with the right to terminate the swap at fair value commencing November 1, 2004 with the payment of a call premium equal to the call premium UPC would pay to the $252.0 million and $200.0 million senior note holders if the notes were called on or after November 1, 2004. In April 2000, UPC completed a registered exchange offering for these dollar and euro senior notes and senior discount notes. The indentures governing these notes place certain limitations on UPC's ability, and the ability of its subsidiaries, to borrow money, issue capital stock, pay dividends in stock or repurchase stock, make investments, create certain liens, engage in certain transactions with affiliates, and sell certain assets or merge with or into other companies.

UPC January 2000 Senior Notes

In January 2000, UPC completed a private placement bond offering consisting of $600.0 million and €200.0 million of ten-year UPC 11.25% dollar and euro Senior Notes due 2010, $300.0 million of ten-year UPC 11.5% dollar Senior Notes due 2010 and $1.0 billion aggregate principal amount of ten-year UPC 13.75% dollar Senior Discount Notes due 2010. The UPC 13.75% Senior Discount Notes due 2010 were sold at 51.2% of the face amount yielding gross proceeds of $512.2 million and will accrue but not pay interest until August 2005. UPC has entered into cross-currency swaps, swapping a total of $300.0 million of the UPC 11.25% dollar Senior Notes due 2010 into 10.0% fixed euro notes with a notional amount of €297.0 million until August 2008. In April 2000, UPC completed a registered exchange offering for these dollar and euro senior notes and dollar senior discount notes. The indentures governing these notes place certain limitations on UPC's ability, and the ability of its subsidiaries, to borrow money, issue capital stock, pay dividends in stock or repurchase stock, make investments, create certain liens, engage in certain transactions with affiliates, and sell certain assets or merge with or into other companies.

UPC Polska Senior Discount Notes

In January 1999, UPC Polska sold 256,800 units consisting of 14.5% senior discount notes due 2009 (the "UPC Polska 1999 Senior Discount Notes") and warrants to purchase 1,813,665 shares of UPC Polska's common stock. The UPC Polska 1999 Senior Discount Notes were issued at a discount to their aggregate principal amount at maturity yielding gross proceeds of approximately $100.0 million. The UPC Polska 1999 Senior Discount Notes will accrete, but not pay, interest until August 2004. In connection with the acquisition of UPC Polska, UPC acquired all of the existing warrants held in connection with the UPC Polska 1999 Senior Discount Notes. In July 1998, UPC Polska sold 252,000 units, consisting of 14.5% Senior Discount Notes due 2008 (the "UPC Polska 1998 Senior Discount Notes") and warrants entitling the warrant holders to purchase 1,824,514 shares of UPC Polska common stock. This offering generated approximately $125.1 million in gross proceeds to UPC Polska. The UPC Polska 1998 Senior Discount Notes are unsubordinated and unsecured obligations of UPC Polska. The UPC Polska 1998 Senior Discount Notes will accrete, but not pay, interest until January 2004. The UPC Polska 1998 Senior Discount Notes will mature on July 15, 2008. In connection with the acquisition of UPC Polska, UPC acquired all of the existing warrants held in connection with the UPC Polska 1998 Senior Discount Notes. In January 1999, UPC Polska sold $36.0 million aggregate principal amount at maturity of Series C Senior Discount Notes (the "UPC Polska 1999 Series C Senior Discount Notes") generating approximately $9.8 million of gross proceeds. The UPC Polska 1999 Series C Senior Discount Notes are senior unsecured obligations of UPC Polska. The UPC Polska 1999 Series C Senior Discount Notes will accrete, but not pay, interest, at a rate of 7.0% per year, until January 2004. Poland Communications, Inc. ("PCI"), UPC Polska's major operating subsidiary, sold $130.0 million of senior notes (the "PCI Notes") in October 1996. The PCI Notes bear interest at 9.875%, payable on May 1 and November 1 of each year. The PCI Notes mature on November 1, 2003. Pursuant to the terms of the UPC Polska 1999 Senior Discount Notes indenture, UPC Polska repurchased a portion of its UPC Polska 1999 Senior Discount Notes for $26.5 million. Pursuant to the terms of the UPC Polska 1998 Senior Discount Notes indenture, UPC Polska repurchased $49.1 million aggregate principal amount at maturity of its UPC Polska 1998 Senior Discount Notes. Pursuant to the terms of the PCI indenture, UPC Polska repurchased a majority of the PCI Discount Notes in November 1999 as a result of UPC's acquisition of UPC Polska for an aggregate price of $114.4 million. The indentures governing the PCI Notes, the UPC Polska 1999 Senior Notes, the UPC Polska 1998 Senior Discount Notes and the UPC Polska 1999 Series C Senior Discount Notes contain covenants limiting, among other things, UPC Polska's ability to incur additional indebtedness, make certain payments and distributions, including dividends, issue and sell capital stock of UPC Polska's subsidiaries, create certain liens, enter into transactions with its affiliates, invest in non-controlled entities, guarantee indebtedness by subsidiaries, purchase the notes upon a change of control, pay dividends and make other payments affecting UPC Polska's subsidiaries, effect certain consolidations, mergers, and sale of assets and pursue certain lines of business, and change its ownership.

11. Other Long-Term Debt

	December 31,
	2001	2000
	(In thousands)
UPC Distribution Bank Facility(1)	$2,827,629	$2,199,868
Exchangeable Loan(1)	887,315	–
UPC Bridge Facility	–	696,379
UPC DIC Loan	48,049	51,401
Other UPC(1)	104,591	170,801
VTR Bank Facility	176,000	176,000
Austar Bank Facility(2)	–	223,501
Other	3,084	5,330

	4,046,668	3,523,280
Less current portion	(3,968,631)	(193,923)

Total other long-term debt	$78,037	$3,329,357

(1)
As discussed in Note 2, UPC is in default under certain of its credit and loan facilities. Accordingly, these borrowings have been reclassified to current.
(2)
UAP was deconsolidated effective November 15, 2001 in connection with the sale of 49.99% of the Company's interest in UAP.

UPC Distribution Bank Facility

In October 2000, UPC closed a €4.0 ($3.6) billion operating and term loan facility with a group of banks. This facility is guaranteed by, and is secured by pledges over, UPC's existing cable operating companies, excluding its Polish and German assets. The UPC Distribution Bank Facility bears interest at EURIBOR +0.75% to 4.0% depending on certain leverage ratios, and an annual commitment fee of 0.5% over the undrawn amount is applicable. A first drawing was made in October 2000, to refinance existing operating company bank debt totaling €2.0 billion. The purpose of the UPC Distribution Bank Facility is to finance further digital rollout and Triple Play by UPC's existing cable companies, excluding Polish and German operations. Additional availability is linked to certain performance tests. The facility is structured in different tranches, with one tranche denominated in dollars for the amount of $347.5 million and the remainder of the facility denominated in euros. Principal repayment will begin in 2004. The facility reaches final maturity in 2009. Concurrent with the closing, UPC entered into cross currency and interest rate swaps, pursuant to which a $347.5 million obligation under the UPC Distribution Bank Facility was swapped at an average rate of 0.852 euros per U.S. dollar until November 29, 2002. UPC entered into an interest rate swap of €1,725.0 million to fix the EURIBOR portion of the interest calculation to 4.55% for the period ending April 15, 2003. The UPC Distribution Bank Facility indenture contains certain financial covenants and restrictions on UPC's subsidiaries regarding payment of dividends, ability to incur indebtedness, dispose of assets, and merge and enter into affiliate transactions. UPC was in compliance with these covenants as of December 31, 2001. As indicated in Note 2, UPC is in default under the terms of this facility as a result of certain non-payments of interest due February 1, 2002 on its senior notes. UPC has obtained a 90-day waiver of default from the bank syndicate which expires on June 3, 2002. During the period of waiver, UPC is permitted to borrow €100.0 million under the facility, subject to certain conditions.

Exchangeable Loan

In May 2001, UPC completed a placement with Liberty Media Corporation ("Liberty") of euro-denominated $1.225 billion 6.0% guaranteed discount notes due 2007, receiving proceeds of $856.8 (€1,000.0) million. UPC is a co-obligor on the loan. The loan is guaranteed by UPC Internet Holding B.V. ("UPC Internet"), the holding company that holds UPC's interest in chello broadband and is secured by pledges over Belmarken, UPC Internet and a wholly-owned subsidiary of Belmarken that holds UPC's interest in UPC Distribution. Liberty has the right to exchange the notes, which were issued by a wholly-owned subsidiary of UPC, into ordinary shares of UPC under certain circumstances at €8.0 ($6.85) per share after May 29, 2002.

The Exchangeable Loan is callable in cash at any time in the first year at accreted value, then not callable until May 29, 2004, thereafter callable at descending premiums in cash, ordinary shares or a combination (at UPC's option) at any time prior to May 29, 2007. UPC has the right, at its option, to require exchange of the Exchangeable Loan into UPC ordinary shares at €8.00 per share on a €1.00 for €1.00 basis for any equity raised by UPC at a price at or above €8.00 per share during the first two years, €10.00 per share during the third year, €12.00 per share during the fourth year, and €15.00 per share during and after the fifth year. UPC has the right, at its option, to require exchange of the Exchangeable Loan into UPC ordinary shares, if on or after November 15, 2002, its ordinary shares trade at or above $10.28 for at least 20 out of 30 trading days, or if on or after May 29, 2004, UPC ordinary shares trade at or above $8.91 for at least 20 out of 30 trading days.

As a result of the merger transaction on January 30, 2002 (see Note 22), the Exchangeable Loan was contributed to United. United has the right to exchange the Exchangeable Loan into UPC ordinary shares at any time. As indicated in Note 2, UPC is in default under the terms of this facility as a result of certain non-payments of interest due February 1, 2002 on its senior notes.

UPC Bridge Facility

At the end of March 2000, a €2.0 billion stand-by revolving credit facility was provided. The facility was guaranteed by UPC and certain subsidiaries and accrued interest at EURIBOR +6.0%-7.0%. At December 31, 2000, this facility was partially drawn for a total amount of €750.0 million. UPC repaid the €750.0 million borrowed on this facility in May 2001.

UPC DIC Loan

In November 1998, a subsidiary of Discount Investment Corporation ("DIC") loaned UPC a total of $90.0 million to acquire the additional interests in Tevel and Melita. In connection with the DIC Loan, UPC granted to an affiliate of DIC an option to acquire a total of $90.0 million, plus accrued interest, of ordinary shares of UPC at a price equal to approximately 90.0% of UPC's initial public offering price. In February 1999, the option agreement was amended, resulting in a grant of two options of $45.0 million each to acquire ordinary shares of UPC. DIC then exercised the first option for $45.0 million, paying in cash and acquiring 4.7 million ordinary shares of UPC. UPC repaid $45.0 million of the DIC Loan and accrued interest with proceeds received from the option exercise. In October 2000, the remaining $45.0 million DIC Loan was refinanced by a two-year convertible note in the amount of €55.0 ($49.2) million at an annual interest rate of 10.0%. The remaining loan is secured by UPC's pledge of 50.0% of its ownership interest in Tevel. The note is convertible into UPC shares at the average closing price for 30 trading days before the conversion date.

VTR Bank Facility

In April 1999, VTR entered into a $220.0 million term loan facility in connection with the VTR Acquisition. The facility was amended in June 2000, reducing the aggregate principal amount to $176.0 million. The VTR Bank Facility bears interest at London Interbank Offer Rate ("LIBOR") plus a margin of 7.0%, and matures on April 29, 2002. The VTR Bank Facility indenture restricts certain investments and payments, including a ceiling on capital expenditures per fiscal year, as well as requires VTR to maintain certain financial ratios on a quarterly basis, such as total debt to cash flow, debt service coverage, senior debt to cash flow, interest coverage and minimum telephone revenue amounts.

Fair Value of Senior Discount Notes, Senior Notes and Other Long-Term Debt

	Senior Discount Notes, Senior Notes and Other Long-Term Debt
	Held by Third Parties	Held by Liberty	Carrying Value	Fair Value
	(In thousands)
As of December 31, 2001:
UGC Holdings 1998 Notes	$1,222,533	$–	$1,222,533	$288,750
UPC July 1999 Senior Notes:
UPC 10.875% dollar Senior Notes due 2009	558,842	241,190	800,032	128,005
UPC 10.875% euro Senior Notes due 2009	205,675	62,445	268,120	44,240
UPC 12.5% dollar Senior Discount Notes due 2009	365,310	171,911	537,221	62,477
UPC October 1999 Senior Notes:
UPC 10.875% dollar Senior Notes due 2007	143,864	56,144	200,008	31,501
UPC 10.875% euro Senior Notes due 2007	61,386	27,987	89,373	14,747
UPC 11.25% dollar Senior Notes due 2009	125,967	124,586	250,553	38,835
UPC 11.25% euro Senior Notes due 2009	61,547	28,198	89,745	14,808
UPC 13.375% dollar Senior Discount Notes due 2009	227,424	103,798	331,222	47,802
UPC 13.375% euro Senior Discount Notes due 2009	77,044	41,300	118,344	15,363
UPC January 2000 Senior Notes:
UPC 11.25% dollar Senior Notes due 2010	387,697	208,709	596,406	90,952
UPC 11.25% euro Senior Notes due 2010	121,234	56,435	177,669	29,315
UPC 11.5% dollar Senior Notes due 2010	215,067	83,153	298,220	47,716
UPC 13.75% dollar Senior Discount Notes due 2010	442,129	221,821	663,950	100,004
UPC Polska Senior Discount Notes	343,323	–	343,323	91,863
UPC Distribution Bank Facility	2,827,629	–	2,827,629	2,827,629
Exchangeable Loan	–	887,315	887,315	887,315
UPC DIC Loan	48,049	–	48,049	48,049
Other UPC	104,591	–	104,591	104,591
VTR Bank Facility	176,000	–	176,000	176,000
Other	3,084	–	3,084	3,084

Total	$7,718,395	$2,314,992	$10,033,387	$5,093,046

	Carrying Value	Fair Value
	(In thousands)
As of December 31, 2000:
UGC Holdings 1998 Notes	$1,101,010	$591,250
UGC Holdings 1999 Notes	249,497	152,650
UPC July 1999 Senior Notes:
UPC 10.875% dollar Senior Notes due 2009	800,000	525,447
UPC 10.875% euro Senior Notes due 2009	278,551	175,487
UPC 12.5% dollar Senior Discount Notes due 2009	475,854	227,850
UPC October 1999 Senior Notes:
UPC 10.875% dollar Senior Notes due 2007	200,000	133,000
UPC 10.875% euro Senior Notes due 2007	92,851	59,424
UPC 11.25% dollar Senior Notes due 2009	252,000	165,196
UPC 11.25% euro Senior Notes due 2009	93,168	60,019
UPC 13.375% dollar Senior Discount Notes due 2009	290,974	143,400
UPC 13.375% euro Senior Discount Notes due 2009	108,017	53,203
UPC January 2000 Senior Notes:
UPC 11.25% dollar Senior Notes due 2010	595,742	387,000
UPC 11.25% euro Senior Notes due 2010	184,443	120,706
UPC 11.5% dollar Senior Notes due 2010	300,000	195,000
UPC 13.75% dollar Senior Discount Notes due 2010	581,253	290,000
UPC Polska Senior Discount Notes	300,163	235,749
UPC Distribution Bank Facility	2,199,868	2,199,868
UPC Bridge Facility	696,379	696,379
UPC DIC Loan	51,401	51,401
Other UPC	170,801	170,801
VTR Bank Facility	176,000	176,000
UAP Notes	466,241	320,365
Austar Bank Facility	223,501	223,501
Other	5,330	5,330

Total	$9,893,044	$7,359,026

Debt Maturities

The maturities of the Company's senior discount notes, senior notes and other long-term debt are as follows (in thousands):

Year Ended December 31, 2002 (including debt in default)	$8,389,494
Year Ended December 31, 2003	47,936
Year Ended December 31, 2004	6,067
Year Ended December 31, 2005	5,572
Year Ended December 31, 2006	4,431
Thereafter	1,579,887

Total	$10,033,387

Other Financial Instruments

Interest rate swap agreements are used by the Company from time to time to manage interest rate risk on its floating-rate debt facilities. Occasionally the Company will also execute hedge transactions to reduce its exposure to foreign currency exchange rate risk. The following table details the fair value of these derivative instruments outstanding by the related borrowing (in thousands):

Borrowing	Type of Instrument	December 31, 2001
UPC July 1999 Senior Notes	Cross currency/interest rate swap	$90,893
UPC October 1999 Senior Notes	Cross currency/interest rate swap	49,602
UPC January 2000 Senior Notes	Cross currency/interest rate swap	32,800
UPC Distribution Bank Facility	Cross currency/interest rate swap	(41,975)

Total derivative assets, net		$131,320

Of the above derivative instruments, only the €1.725 billion interest rate swap on the UPC Distribution Bank Facility qualifies as an accounting cash flow hedge as defined by SFAS 133. Accordingly, the changes in fair value of this instrument are recorded through other comprehensive income in the consolidated statement of stockholders' (deficit) equity. The remaining instruments are marked to market each period with the corresponding fair value gain or loss recorded as a part of foreign exchange gain (loss) and other income (expense) in the accompanying consolidated statement of operations. The fair values as calculated by an independent third party consider all rights and obligations of the respective instruments, including the set-off provisions described below. For the year ended December 31, 2001, the Company recorded a loss of $105.8 million in connection with the mark-to-market valuations. The consolidated balance sheet reflects these instruments as derivative assets or liabilities as appropriate.

Certain derivative instruments outlined above include set-off provisions that provide for early termination upon the occurrence of certain events, including an event of default. In an event of default, any amount payable to one party by the other party, will, at the option of the non-defaulting party be set off against any matured obligation owed by the non-defaulting party to such defaulting party. If UPC is the defaulting party and the counter party to the swap holds bonds of UPC, these bonds may be used to settle the obligation of the counter party to UPC. In such an event of settlement, UPC would recognize an extraordinary gain upon the delivery of the bonds. The amount of bonds that must be delivered is based on the principal (i.e. face) amount of the bonds held, and not the fair value, which may be substantially less.

Effective January 31, 2002, UPC amended certain swap agreements with respect to the UPC July 1999 Senior Notes, the UPC October 1999 Senior Notes and the UPC January 2000 Senior Notes. The swap agreements were subject to early termination upon the occurrence of certain events, including the defaults described in Note 2. The amendment provides that the bank's obligations to UPC under the swap agreements have been substantially fixed and the agreements will be unwound on or prior to July 30, 2002. In settlement of the bank's obligations to UPC, the bank is entitled to offset, and will deliver to UPC, approximately €400.0 ($357.5) million, subject to adjustment in certain circumstances, in aggregate principal amount of UPC's senior notes and senior discount notes held by such bank. Upon offset against, and delivery to UPC of the senior notes and senior discount notes, UPC's indebtedness will be reduced by approximately €400.0 million and UPC will recognize an extraordinary gain based on the difference in the fair value of the associated swaps and the accreted value of such bonds delivered in settlement.

In connection with the anticipated closing of the Liberty transaction and the previously anticipated rights offering of UPC, UGC Holdings entered into forward contracts with Toronto Dominion Securities to purchase €1.0 billion at a fixed conversion rate of 1.0797. These forward contracts were fully settled in the fourth quarter of 2001, resulting in a realized loss of $42.9 million.

12. Minority Interests in Subsidiaries

	December 31,
	2001	2000
	(In thousands)
UPC (1)	$1,104,732	$1,044,050
Subsidiaries of UPC (2)	135,933	771,711
Austar United (3)	–	50,665
TVSN (3)	–	18,142

Total	$1,240,665	$1,884,568

The minority interests' share of losses is as follows:

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
UPC (4)	$54,050	$862,663	$344,185
Accrual of dividends on UPC convertible preference shares (1)	(89,202)	–	–
Subsidiaries of UPC (2)	484,780	21,160	1,719
Austar United	43,473	49,781	13,610
Other	3,414	944	930

Total	$496,515	$934,548	$360,444

(1)
Represents UPC preference shares not held by UGC Holdings, including $230.8 million held by Liberty.
(2)
Primarily UPC Germany.
(3)
UAP was deconsolidated effective November 15, 2001 in connection with the sale of 49.99% of the Company's interest in UAP.
(4)
The minority interests' basis in the common equity of UPC was reduced to nil in January 2001.

13. Convertible Preferred Stock

In connection with the Company's acquisition of certain interests in Australia in 1995, the Company issued 170,513 shares of par value $0.01 per share Series A convertible preferred stock. During the ten months ended December 31, 1998, a total of 38,369 shares were converted into 850,914 shares of Class A common stock of the Company. During the year ended December 31, 1999, the remaining 132,144 shares were converted into 3,006,404 shares of Class A common stock of the Company.

In connection with the Company's acquisition of certain assets in Australia in July 1998, and the acquisition of an additional interest in XYZ Entertainment in September 1998, the Company issued a total of 139,031 shares of par value $0.01 per share Series B convertible preferred stock. During the year ended December 31, 1999, a total of 22,846 shares were converted into 487,410 shares of Class A common stock of the Company. During the year ended December 31, 2000, a total of 2,202 shares were converted into 48,996 shares of Class A common stock of the Company.

In July 1999, the Company issued 425,000 shares of par value $0.01 per share Series C convertible preferred stock, resulting in gross and net proceeds to the Company of $425.0 million and $381.6 million, respectively. The purchasers of the Series C convertible preferred stock deposited $29.75 million into an account from which the holders were entitled to quarterly payments in an amount equal to $17.50 per preferred share commencing on September 30, 1999 through June 30, 2000, in cash or Class A common stock at UGC Holdings' option. On September 30, 1999, December 31, 1999, March 31, 2000 and June 30, 2000 the holders received their quarterly payment in cash. For the last two quarters in the year 2000, the holders received as dividends 722,359 shares of Class A common stock of the Company. For the first two quarters in the year 2001, the holders received as dividends 1,168,673 shares of Class A common stock of the Company. The Company's Board of Directors did not declare a dividend on the Series C convertible preferred stock for the quarters ended September 30, 2001 and December 31, 2001. Therefore, such dividend continued to accrue.

In December 1999, the Company issued 287,500 shares of par value $0.01 per share Series D convertible preferred stock, resulting in gross and net proceeds to the Company of $287.5 million and $259.9 million, respectively. The purchasers of the Series D convertible preferred stock deposited $20.1 million into an account from which the holders were entitled to quarterly payments in an amount equal to $17.50 per preferred share commencing on December 31, 1999 through September 30, 2000, in cash or Class A common stock at UGC Holdings' option. On December 31, 1999, March 31, 2000, June 30, 2000 and September 30, 2000 the holders received their quarterly payment in cash. On December 31, 2000, the holders received as dividends 344,641 shares of Class A common stock of the Company. For the first two quarters in the year 2001, the holders received as dividends 790,571 shares of Class A common stock of the Company. The Company's Board of Directors did not declare a dividend on the Series D convertible preferred stock for the quarters ended September 30, 2001 and December 31, 2001. Therefore, such dividend continued to accrue.

All of the Company's outstanding shares of convertible preferred stock were converted into United Class A common stock in connection with the merger transaction on January 30, 2002—see Note 22.

14. Stockholders' (Deficit) Equity

Common Stock

The Company has two classes of common stock, Class A common stock and Class B common stock. Each share of Class A common stock is entitled to one vote per share while each share of Class B common stock is entitled to ten votes per share. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. The two classes of common stock are identical in all other respects. Each share of the Company's outstanding Class A and Class B common stock was converted into one share of United's Class A common stock in connection with the merger transaction on January 30, 2002—see Note 22.

Common Stock Split

On November 11, 1999, the Company's Board of Directors authorized a two-for-one stock split effected in the form of a stock dividend distributed on November 30, 1999 to shareholders of record on November 22, 1999. The effect of the stock split has been recognized retroactively in all share and per share amounts in the accompanying consolidated financial statements and notes.

Equity Transactions of Subsidiaries

The issuance of common equity, variable plan accounting for stock options and the recognition of deferred compensation expense by the Company's subsidiaries affects the equity accounts of the Company. The following represents the effect on additional paid-in capital and deferred compensation as a result of these equity transactions:

	Year Ended December 31, 2001
	UPC	Austar United	Total
	(In thousands)
Variable plan accounting for stock options	$(21,923)	$(236)	$(22,159)
Deferred compensation expense	21,923	236	22,159
Amortization of deferred compensation	14,990	5,802	20,792
Amortization of deferred compensation (minority interest)	–	(1,292)	(1,292)
SAB 51 (loss) gain on issuance of shares by subsidiaries	(11,385)	4,422	(6,963)

Total	$3,605	$8,932	$12,537

	Year Ended December 31, 2000
	UPC	Austar United	Total
	(In thousands)
Variable plan accounting for stock options	$(7,467)	$–	$(7,467)
Deferred compensation expense	7,467	–	7,467
Amortization of deferred compensation	(39,758)	6,916	(32,842)
Issuance of warrants by UPC	59,912	–	59,912
Issuance of shares by subsidiary of UPC	75,073	–	75,073

Total	$95,227	$6,916	$102,143

	Year Ended December 31, 1999
	UPC	Austar United	United Corporate	Total
	(In thousands)
Variable plan accounting for stock options	$338,261	$40,883	$–	$379,144
Deferred compensation expense	(180,757)	(40,883)	–	(221,640)
Amortization of deferred compensation	79,104	22,540	679	102,323
Issuance of warrants	33,025	–	–	33,025
Issuance of convertible debt (DIC Loan)	14,875	–	–	14,875

Total	$284,508	$22,540	$679	$307,727

Other Cumulative Comprehensive Loss

	December 31,
	2001	2000	1999
	(In thousands)
Foreign currency translation adjustments	$(254,410)	$(265,567)	$(217,942)
Unrealized gain (loss) on available-for-sale securities	12,562	(24,964)	6,704
Change in fair value of derivative assets	(24,059)	–	–
Cumulative effect of change in accounting principle, net	271	–	–

Total	$(265,636)	$(290,531)	$(211,238)

UGC Holdings Stock Option Plans

During 1993, the Company adopted a stock option plan for certain of its employees (the "Employee Plan"). The Employee Plan is construed, interpreted and administered by the compensation committee

(the "Committee"), consisting of all members of the Board of Directors who are not employees of the Company. Members of the Company's Board of Directors who are not employees are not eligible to receive option grants under the Employee Plan. The Committee has the discretion to determine the employees and consultants to whom options are granted, the number of shares subject to the options, the exercise price of the options, the period over which the options become exercisable, the term of the options (including the period after termination of employment during which an option may be exercised) and certain other provisions relating to the option. The maximum number of shares subject to options that may be granted to any one participant under the Employee Plan during any calendar year is 500,000 shares. The maximum term of options granted under the Employee Plan is ten years. Options granted may be either incentive stock options under the Internal Revenue Code of 1986, as amended, or non-qualified stock options. For grants prior to December 1, 2000, options vest in equal monthly increments over 48 months. For grants subsequent to December 1, 2000, options vest 12.5% six months from the date of grant and then in equal monthly increments over the next 42 months. Vesting would be accelerated upon a change of control in the Company as defined in the Employee Plan. Under the Employee Plan, options to purchase a total of 9,200,000 shares of Class A common stock have been authorized, of which 113,563 were available for grant as of December 31, 2001.

On January 30, 2002, United adopted the Employee Plan and it is now construed, interpreted and administered by United's compensation committee. Options granted under the Employee Plan prior to January 30, 2002, are now exercisable for shares of United Class A common stock. Also, on such date and as approved by the stockholders of the Company, the number of shares of Class A common stock available for option grants has been increased to 39,200,000 shares of which options for up to 3,000,000 shares of Class B common stock may be granted in lieu of options for shares of Class A common stock. Also, any one participant may be granted options for up to 5,000,000 shares in any one year.

The Company adopted a stock option plan for non-employee directors effective June 1, 1993 (the "1993 Director Plan"). The 1993 Director Plan provides for the grant of an option to acquire 20,000 shares of the Company's Class A common stock to each member of the Board of Directors who was not also an employee of the Company (a "non-employee director") on June 1, 1993, and to each person who is newly elected to the Board of Directors as a non-employee director after June 1, 1993, on the date of their election. To allow for additional option grants to non-employee directors, the Company adopted a second stock option plan for non-employee directors effective March 20, 1998 (the "1998 Director Plan", and together with the 1993 Director Plan, the "Director Plans"). Options under the 1998 Director Plan are granted at the discretion of the Company's Board of Directors.

The maximum term of options granted under the Director Plans is ten years. Under the 1993 Director Plan, options vest 25.0% on the first anniversary of the date of grant and then evenly over the next 36-month period. Under the 1998 Director Plan, options vest in equal monthly increments over the four-year period following the date of grant. Vesting under both Director Plans would be accelerated upon a change in control of the Company as defined in the respective Director Plans. Under the Director Plans, options to purchase a total of 1,960,000 shares of Class A common stock have been authorized, of which 508,751 were available for grant as of December 31, 2001. On January 30, 2002, United adopted the Director Plans. Options granted under the Director Plans prior to January 30, 2002, are now exercisable for shares of United Class A common stock. Also, on such date and as approved by the stockholders of the Company, the number of shares of Class A common stock available for option grants under the 1998 Director Plan has been increased to 3,000,000 shares.

Pro forma information regarding net (loss) income and net (loss) income per share is required by SFAS 123. This information is required to be determined as if the Company had accounted for its Employee Plan's and Director Plans' options granted on or after March 1, 1995 under the fair value method of SFAS 123. The fair value of options granted for the years ended December 31, 2001, 2000 and 1999 reported below has been estimated at the date of grant using the Black-Scholes single-option pricing model and the following weighted-average assumptions:

	Year Ended December 31,
	2001	2000	1999
Risk-free interest rate	4.78%	5.36%	6.24%
Expected lives	6 years	6 years	5 years
Expected volatility	95.13%	67.42%	70.44%
Expected dividend yield	0%	0%	0%

Based on the above assumptions, the total fair value of options granted was $5.3 million, $16.8 million and $47.7 million for the years ended December 31, 2001, 2000 and 1999, respectively.

A summary of stock option activity for the Employee Plan is as follows:

	Year Ended December 31,
	2001		2000		1999
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Outstanding at beginning of year	4,770,216	$16.95	4,402,287	$14.84	5,309,526	$5.53
Granted during the year	543,107	$10.08	1,293,800	$16.96	1,467,445	$34.11
Cancelled during the year	(157,741)	$20.12	(65,587)	$20.51	(624,095)	$6.75
Exercised during the year	(13,775)	$5.30	(860,284)	$6.00	(1,750,589)	$5.67

Outstanding at end of year	5,141,807	$16.16	4,770,216	$16.95	4,402,287	$14.84

Exercisable at end of year	3,125,596	$13.70	2,305,039	$10.76	2,436,077	$6.17

A summary of stock option activity for the Director Plans is as follows:

	Year Ended December 31,
	2001		2000		1999
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Outstanding at beginning of year	630,000	$18.13	718,333	$15.84	770,000	$5.73
Granted during the year	500,000	$5.00	80,000	$38.66	150,000	$54.66
Cancelled during the year	(19,584)	$73.45	(40,000)	$52.94	(114,167)	$4.30
Exercised during the year	–	$–	(128,333)	$7.27	(87,500)	$8.47

Outstanding at end of year	1,110,416	$11.24	630,000	$18.13	718,333	$15.84

Exercisable at end of year	487,290	$12.99	386,874	$8.75	436,874	$5.67

The combined weighted-average fair values and weighted-average exercise prices of options granted under the Employee Plan and the Director Plans are as follows:

	Year Ended December 31,
	2001			2000			1999
Exercise Price	Number	Fair Value	Exercise Price	Number	Fair Value	Exercise Price	Number	Fair Value	Exercise Price
Less than market price	3,149	$9.65	$5.96	4,250	$38.22	$5.74	–	$–	$–
Equal to market price	100,000	$13.71	$17.38	1,342,546	$12.23	$18.30	1,486,279	$27.54	$38.41
Greater than market price	939,958	$4.10	$6.62	27,004	$9.44	$16.29	131,166	$51.88	$8.92

Total	1,043,107	$5.03	$7.64	1,373,800	$12.26	$18.22	1,617,445	$29.52	$36.02

The following table summarizes information about employee and director stock options outstanding and exercisable at December 31, 2001:

	Options Outstanding			Options Exercisable
Exercise Price Range	Number	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	Number	Weighted-Average Exercise Price
$ 2.25 – $ 6.38	3,186,726	6.08	$5.02	2,170,267	$5.06
$ 6.84 – $ 16.29	1,603,738	7.76	$12.34	668,675	$10.98
$17.38 – $ 43.13	782,092	7.87	$21.55	430,361	$24.87
$52.94 – $114.13	679,667	7.91	$37.55	343,583	$58.63

Total	6,252,223	6.93	$12.50	3,612,886	$13.61

Subsidiary Stock Option Plans

UPC Plan.    In June 1996, UPC adopted a stock option plan (the "UPC Plan") for certain of its employees and those of its subsidiaries. There are 18,000,000 total shares available for the granting of options under the UPC Plan, which were held by the Stichting Administratiekantoor UPC (the "Foundation"), which administered the UPC Plan. Each option represents the right to acquire from the Foundation a certificate representing the economic value of one share. Based on an agreement dated July 26, 1996 between UEI and UPC, UEI could liquidate the Foundation and transfer any remaining shares to UEI. During 2001, the Foundation was liquidated and 3,138,289 shares were transferred to UEI. In July 2001, UPC's management authorized the fulfillment of option exercises by employees to be satisfied through the issuance of treasury stock for a maximum of 17,000,000 ordinary Class A shares. Following consummation of the initial public offering, any certificates issued to employees who have exercised their options are convertible into UPC common stock. The options are granted at fair market value at the time of the grant. The maximum term that the options can be exercised is five years from the date of the grant. In order to introduce the element of "vesting" of the options, the UPC Plan provides that even though the options are exercisable immediately, the shares to be issued for options granted in 1996 vest in equal monthly increments over a three-year period from the effective date set forth in the option grant. In March 1998, the UPC Plan was revised to increase the vesting period for any new grants of options to four years, vesting in equal monthly increments. Upon termination of an employee (except in the case of death, disability or the like), all vested options must be exercised within 30 days of the termination date. UPC's Supervisory Board may alter these vesting schedules in its discretion. The UPC Plan also contains anti-dilution protection and provides that, in the case of a change of control, the acquiring company has the right to require UPC to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change of control.

Pro forma information regarding net (loss) income and net (loss) income per share is required by SFAS 123. This information is required to be determined as if UPC had accounted for the UPC Plan under the fair value method of SFAS 123. The fair value of options granted for the years ended December 31, 2001, 2000 and 1999 reported below has been estimated at the date of grant using the Black-Scholes single-option pricing model and the following weighted-average assumptions:

	Year Ended December 31,
	2001	2000	1999
Risk-free interest rate	4.15%	4.60%	5.76%
Expected lives	5 years	5 years	5 years
Expected volatility	112.19%	74.14%	56.82%
Expected dividend yield	0%	0%	0%

Based on the above assumptions, the total fair value of options granted was approximately $140.5 million, $129.7 million and $38.8 million for the years ended December 31, 2001, 2000 and 1999, respectively.

A summary of stock option activity for the UPC Plan is as follows:

	Year Ended December 31,
	2001		2000		1999
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
		(euros)		(euros)		(euros)
Outstanding at beginning of period	11,232,330	€12.62	10,955,679	€6.94	12,586,500	€1.72
Granted during the period	17,849,542	€10.61	2,629,762	€27.97	4,338,000	€14.91
Cancelled during the period	(2,138,712)	€15.87	(127,486)	€21.39	(266,565)	€3.44
Exercised during the period	(2,066,390)	€1.82	(2,225,625)	€2.19	(5,702,256)	€1.65

Outstanding at end of period	24,876,770	€11.49	11,232,330	€12.62	10,955,679	€6.94

Exercisable at end of period (1)	10,502,678	€10.64	5,803,659	€7.62	4,769,595	€3.10

(1)
Includes certificate rights as well as options.

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

	Year Ended December 31,
	2001			2000			1999
Exercise Price	Number	Fair Value	Exercise Price	Number	Fair Value	Exercise Price	Number	Fair Value	Exercise Price
		(euros)			(euros)			(euros)
Less than market price	756,240	€11.64	€4.54	2,124,486	€60.37	€24.23	375,000	€8.94	€16.12
Equal to market price	16,278,774	€9.03	€11.13	359,910	€24.25	€38.02	3,963,000	€8.95	€14.79
Greater than market price.	814,528	€2.06	€5.92	145,366	€25.89	€57.75	–	€–	€–

Total	17,849,542	€8.82	€10.61	2,629,762	€53.52	€27.97	4,338,000	€8.94	€14.91

The following table summarizes information about stock options outstanding and exercisable at December 31, 2001:

	Options Outstanding			Options Exercisable
Exercise Price Range (euros)	Number	Weighted-Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Exercisable Number	Weighted- Average Exercise Price
			(euros)		(euros)
€ 1.00 – € 1.82	2,505,480	1.94	€1.74	2,283,656	€1.80
€ 2.05 – € 5.20	4,693,181	4.14	€4.87	1,520,042	€4.54
€ 5.26 – €12.99	13,804,003	3.85	€12.58	4,648,374	€12.25
€13.14 – €75.00	3,874,106	2.95	€21.90	2,050,606	€21.31

Total	24,876,770	3.57	€11.49	10,502,678	€10.64

The UPC Plan was accounted for as a variable plan prior to UPC's initial public offering in February 1999. Accordingly, compensation expense was recognized at each financial statement date based on the difference between the grant price and the estimated fair value of UPC's common stock. Thereafter, the UPC Plan has been accounted for as a fixed plan. Compensation expense of $30.6 million, $31.0 million and $6.2 million was recognized for the years ended December 31, 2001, 2000 and 1999, respectively.

UPC Phantom Stock Option Plan.    In March 1998, UPC adopted a phantom stock option plan (the "UPC Phantom Plan") which permits the grant of phantom stock rights in up to 7,200,000 shares of UPC's common stock. The rights are granted at fair market value at the time of grant, and generally vest in equal monthly increments over the four-year period following the effective date of grant and may be exercised for ten years following the effective date of grant. The UPC Phantom Plan gives the employee the right to receive payment equal to the difference between the fair market value of a share of UPC common stock and the option base price for the portion of the rights vested. UPC, at its sole discretion, may make payment in (i) cash, (ii) freely tradable shares of United Class A common stock or (iii) freely tradable shares of UPC's common stock. If UPC chooses to make a cash payment, even though its stock is publicly traded, employees have the option to receive an equivalent number of freely tradable shares of stock instead. It is the intent of UPC to settle all phantom options through the issuance of ordinary shares. The UPC Phantom Plan contains anti-dilution protection and provides that, in certain cases of a change of control, all phantom options outstanding become fully exercisable.

A summary of stock option activity for the UPC Phantom Plan is as follows:

	Year Ended December 31,
	2001		2000		1999
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
		(euros)		(euros)		(euros)
Outstanding at beginning of period	3,878,316	€4.75	4,144,563	€2.98	6,172,500	€1.91
Granted during the period	–	€–	391,641	€17.49	585,000	€9.67
Cancelled during the period	(119,866)	€5.05	(529,666)	€2.51	(1,540,128)	€2.00
Exercised during the period	(367,438)	€1.86	(128,222)	€3.02	(1,072,809)	€1.89

Outstanding at end of period	3,391,012	€5.05	3,878,316	€4.75	4,144,563	€2.98

Exercisable at end of period	2,884,649	€4.17	2,599,494	€3.44	1,554,813	€2.47

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

	Year Ended 31, December
	2001			2000			1999
Exercise Price	Number	Fair Value	Exercise Price	Number	Fair Value	Exercise Price	Number	Fair Value	Exercise Price
		(euros)			(euros)			(euros)
Less than market price	–	€–	€–	391,641	€17.49	€17.49	–	€–	€–
Equal to market price	–	€–	€–	–	€–	€–	585,000	€9.67	€9.67

Total	–	€–	€–	391,641	€17.49	€17.49	585,000	€9.67	€9.67

The following table summarizes information about stock options outstanding and exercisable at December 31, 2001:

	Options Outstanding			Options Exercisable
Exercise Price Range (euros)	Number	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	Number	Weighted-Average Exercise Price
			(euros)		(euros)
€ 1.82	1,626,557	6.21	€1.82	1,618,588	€1.82
€ 2.05	849,532	6.72	€2.05	672,345	€2.05
€ 9.67	540,000	7.13	€9.67	391,875	€9.67
€11.40 – €28.67	374,923	8.23	€19.27	201,841	€19.25

Total	3,391,012	6.71	€5.05	2,884,649	€4.17

The UPC Phantom Plan is accounted for as a variable plan in accordance with its terms, resulting in compensation expense for the difference between the grant price and the fair market value at each financial statement date. Compensation (credit) expense of $(22.8) million, $(75.9) million and $123.2 million was recognized for the years ended December 31, 2001, 2000 and 1999, respectively.

chello broadband Phantom Stock Option Plan.    In June 1998, UPC adopted a phantom stock option plan (the "chello broadband Phantom Plan"), which permits the grant of phantom stock rights of chello broadband, a wholly-owned subsidiary of UPC. The rights are granted at an option price equal to the fair market value at the time of grant, and generally vest in equal monthly increments over the four-year period following the effective date of grant and the option must be exercised, in all cases, not more than ten years from the effective date of grant. The chello broadband Phantom Plan gives the employee the right to receive payment equal to the difference between the fair market value of a share (as defined in the chello broadband Phantom Plan) of chello broadband and the option price for the portion of the rights vested. UPC, at its sole discretion, may make the required payment in (i) cash, (ii) freely tradable shares of United Class A common stock, (iii) the common stock of UPC, which shall be valued at the closing price on the day before the date UPC makes payment to the option holder, or (iv) chello broadband's common shares, if they are publicly traded and freely tradable ordinary shares. If UPC chooses to make a cash payment, even though its stock is publicly traded, employees have the option to receive an equivalent number of freely tradable shares of chello broadband's stock instead.

A summary of stock option activity for the chello broadband Phantom Plan is as follows:

	Year Ended December 31,
	2001		2000		1999
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
		(euros)		(euros)		(euros)
Outstanding at beginning of period	2,354,163	€8.16	2,330,129	€7.54	570,000	€4.54
Granted during the period	507,500	€4.31	–	€–	235,000	€4.54
Granted during the period	–	€–	117,438	€9.08	1,309,838	€9.08
Granted during the period	–	€–	804,525	€4.31	355,500	€4.31
Cancelled during the period	(1,405,638)	€7.77	(154,297)	€6.27	(128,542)	€4.71
Exercised during the period	(330,509)	€7.23	(743,632)	€6.68	(11,667)	€4.54

Outstanding at end of period	1,125,516	€6.73	2,354,163	€8.16	2,330,129	€7.54

Exercisable at end of period	578,836	€6.65	412,768	€7.55	414,913	€6.13

The following table summarizes information about stock options outstanding and exercisable at December 31, 2001:

	Options Outstanding			Options Exercisable
Exercise Price Range (euros)	Number	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	Number	Weighted-Average Exercise Price
			(euros)		(euros)
€ 4.31	468,550	8.02	€4.31	242,393	€4.31
€ 4.54	103,056	6.67	€4.54	61,372	€4.54
€ 9.08	553,910	7.58	€9.08	275,071	€9.08

Total	1,125,516	7.71	€6.73	578,836	€6.65

The chello broadband Phantom Plan is accounted for as a variable plan in accordance with its terms, resulting in compensation expense for the difference between the grant price and the fair market value at each financial statement date. Compensation (credit) expense of $(3.7) million, $(23.7) million and $72.8 million was recognized for the years ended December 31, 2001, 2000 and 1999, respectively. chello broadband's estimate of the fair value of its ordinary stock as of December 31, 2001 and 2000 utilized in recording compensation (credit) expense and deferred compensation expense under the chello broadband Phantom Plan was $0.70 per share and $19.50 per share, respectively.

chello broadband Stock Option Plan.    In June 1999, UPC adopted a stock option plan (the "chello broadband Plan"). Under the chello broadband Plan, UPC's Supervisory Board may grant stock options to chello employees at fair market value at the time of grant. All options are exercisable upon grant and for the period of five years. In order to introduce the element of "vesting" of the options, the chello broadband Plan provides that even though the options are exercisable immediately, the shares to be issued or options to be granted are deemed to vest 1/48th per month for a four-year period from the date of grant. If the options are exercised for certificates evidencing the economic value of the shares, the holder may request the vested portion of the certificates to be repurchased at fair market value. If the employee's employment terminates, other than in case of death, disability or the like, for so-called "urgent reason" under Dutch law or for documented and material non-performance, all unvested options previously exercised must be resold to chello broadband at the original purchase price, and all vested options must be exercised, within 30 days of the termination date. The Supervisory Board may alter these vesting schedules at its discretion. The chello broadband Plan provides that in the case of a change of control, UPC has the right to require a foundation to acquire all of the options outstanding at a per share value determined in the transaction giving rise to the change in its control.

Pro forma information regarding net (loss) income and net (loss) income per share is required by SFAS 123. This information is required to be determined as if UPC had accounted for the chello broadband Plan under the fair value method of SFAS 123. The fair value of options granted for the years ended December 31, 2001, 2000 and 1999 reported below has been estimated at the date of grant using the Black-Scholes single-option pricing model and the following weighted-average assumptions:

	Year Ended December 31,
	2001	2000	1999
Risk-free interest rate	4.15%	4.60%	5.76%
Expected lives	5 years	5 years	5 years
Expected volatility	95.0%	95.0%	95.0%
Expected dividend yield	0%	0%	0%

Based on the above assumptions, the total fair value of options granted under the chello broadband Plan was nil, nil and $3.9 million for the years ended December 31, 2001, 2000 and 1999, respectively.

A summary of stock option activity for the chello broadband Plan is as follows:

	Year Ended December 31,
	2001			2000		1999
	Number		Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
			(euros)		(euros)		(euros)
Outstanding at beginning of period	300,000		€9.08	300,000	€9.08	–	€–
Granted during the period	–		€–	–	€–	550,000	€9.08
Cancelled during the period	–		€–	–	€–	–	€–
Exercised during the period	–		€–	–	€–	(250,000)	€9.08

Outstanding at end of period	300,000		€9.08	300,000	€9.08	300,000	€9.08

Exercisable at end of period	378,125	(1)	€9.08	240,625	€9.08	103,125	€9.08

(1)
Of the number of vested options, 171,875 options are already exercised, these are included in the exercised options during 1999.

The weighted-average remaining contractual life for these options is 2.25 years and 3.25 years as of December 31, 2001 and December 31, 2000, respectively.

Priority Telecom Stock Option Plan.    In 2000, Priority Telecom adopted a stock option plan (the "Priority Telecom Plan") for its management level employees and those of its subsidiaries. There are 594,762 shares available for granting of options under the Priority Telecom Plan, which are held and administered by the Stichting Priority Telecom Foundation (the "Priority Telecom Foundation"). Priority Telecom appoints the Board members of the Priority Telecom Foundation and thus controls the voting of the Priority Telecom Foundation's common stock. The options are granted at fair market value at the time of the grant. The maximum term that the options can be exercised is five years from the date of the grant. The vesting period for any new grant of options is four years, vesting in equal monthly increments. Upon the termination of an employee's employment (except in case of death, disability or the like), all unvested options previously exercised must be resold to the the Priority Telecom Foundation at the original purchase price, or all vested options must be exercised, within 30 days of the termination date. The Priority Telecom Plan also contains anti-dilution protection and provides that, in the case of a change of control, outstanding options shall be subject to the applicable acquisition agreement. Such agreement may require Priority Telecom to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change of control.

Pro forma information regarding net (loss) income and net (loss) income per share is required by SFAS 123. This information is required to be determined as if UPC had accounted for the Priority Telecom Plan under the fair value method of SFAS 123. The fair value of options granted for the years ended

December 31, 2001 and 2000 reported below has been estimated at the date of grant using the Black-Scholes single-option pricing model and the following weighted-average assumptions.

	Year Ended December 31,
	2001	2000
Risk-free interest rate	4.15%	4.60%
Expected lives	5 years	5 and 10 years
Expected volatility	2.67%	0.32%
Expected dividend yield	0%	0%

Based on the above assumptions, the total fair value of options granted under the Priority Telecom Plan was $0.2 million and $0.4 million for the years ended December 31, 2001 and 2000, respectively.

A summary of stock option activity for the Priority Telecom Plan is as follows:

	Year Ended December 31,
	2001		2000
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
		(euros)		(euros)
Outstanding at beginning of period	154,587	€131.84	107,247	€101.05
Granted during the period	198,750	€7.04	48,225	€201.48
Cancelled during the period	(41,712)	€152.18	(848)	€195.00
Exercised during the period	(670)	€117.78	(37)	€215.40

Outstanding at end of period	310,955	€51.93	154,587	€131.84

Exercisable at end of period	144,596	€68.99	85,067	€80.46

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

	Year Ended December 31,
	2001			2000
Exercise Price	Number	Fair Value	Exercise Price	Number	Fair Value	Exercise Price
		(euros)			(euros)
Less than market price	165,000	€1.06	€6.71	1,913	€214.97	€0.43
Equal to market price	33,750	€0.22	€8.66	46,312	€0.87	€209.78
Greater than market price	–	€–	€–	–	€–	€–

Total	198,750	€0.92	€7.04	48,225	€9.36	€201.48

The following table summarizes information about stock options outstanding and exercisable at December 31, 2001:

	Options Outstanding			Options Exercisable
Exercise Price Range (euros)	Number	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	Number	Weighted-Average Exercise Price
			(euros)		(euros)
€ 0.45	6,476	6.79	€0.45	6,475	€0.45
€ 6.71	158,997	4.74	€6.71	46,411	€6.71
€ 7.75 – € 43.86	80,875	5.53	€23.46	51,229	€31.67
€178.58 – €223.79	64,482	7.84	€203.51	40,411	€197.99
€447.58	125	7.67	€447.58	70	€447.58

	310,955	5.63	€51.93	144,596	€68.99

ULA Plan.    In April 1998, ULA's Board of Directors approved a stock option plan (the "ULA Plan") which permits the grant of phantom stock options or the grant of stock options to purchase up to 2,500,000 shares of ULA's Class A common stock. The options vest in equal monthly increments over a four-year period following the date of grant. Concurrent with and subsequent to approval of the ULA Plan, ULA's Board granted phantom stock options to certain employees and consultants of UGC Holdings, which gives the employee the right with respect to vested options to receive a cash payment equal to the difference between the fair market value of a share of ULA stock and the option base price per share. The ULA Plan is accounted for as a variable plan in accordance with its terms, resulting in compensation expense for the difference between the grant price and the fair market value at each financial statement date.

A summary of phantom stock option activity for the ULA Plan is as follows:

	Year Ended December 31,
	2001		2000		1999
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Outstanding at beginning of period	1,502,277	$11.68	1,062,687	$7.17	1,188,417	$5.77
Granted during the period	50,000	$19.23	630,000	$18.41	340,000	$8.86
Cancelled during the period	(131,250)	$12.81	(5,834)	$8.98	(328,647)	$4.84
Exercised during the period	(332,888)	$7.73	(184,576)	$8.77	(137,083)	$4.81

Outstanding at end of period	1,088,139	$13.10	1,502,277	$11.68	1,062,687	$7.17

Exercisable at end of period	493,658	$9.02	472,109	$5.54	381,561	$5.87

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

	Year Ended December 31,
	2001			2000			1999
	Number	Fair Value	Exercise Price	Number	Fair Value	Exercise Price	Number	Fair Value	Exercise Price
Equal to market price	50,000	$19.23	$19.23	630,000	$18.41	$18.41	340,000	$8.86	$8.86

Total	50,000	$19.23	$19.23	630,000	$18.41	$18.41	340,000	$8.86	$8.86

The following table summarizes information about the ULA Plan phantom options outstanding and exercisable at December 31, 2000:

	Options Outstanding			Options Exercisable
Exercise Price Range	Number	Weighted-Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
$4.26	284,672	5.43	$4.26	284,672	$4.26
$4.96	25,000	5.43	$4.96	25,000	$4.96
$8.81	55,417	7.41	$8.81	24,166	$8.81
$8.86	86,800	8.05	$8.86	16,383	$8.86
$8.98	56,250	6.72	$8.98	–	$–
$19.23	580,000	8.96	$19.23	143,437	$19.23

Total	1,088,139	7.69	$13.10	493,658	$9.02

VTR Plan.    VTR's Board of Directors approved a stock option plan (the "VTR Plan") effective May 1, 1999 which permits the grant of phantom stock options or the grant of stock options to purchase up to 1,505,000 shares of VTR's common stock. The options vest in equal monthly increments over a four-year period following the date of grant. Concurrent with and subsequent to approval of the VTR Plan, VTR's Board granted phantom stock options to certain employees which gives the employee the right with respect to vested options to receive a cash payment equal to the difference between the fair market value of a share of VTR stock and the option base price per share. The VTR Plan is accounted for as a variable plan in accordance with its terms, resulting in compensation expense for the difference between the grant price and the fair market value at each financial statement date. For the years ended December 31, 2001, 2000 and 1999, VTR recognized $2.2 million, $8.0 million and nil in compensation expense related to these phantom options, respectively. Actual cash paid upon exercise of these phantom options was $5.2 million, $0.2 million and nil for the years ended December 31, 2001, 2000 and 1999, respectively.

A summary of phantom stock option activity for the VTR Plan is as follows:

	Year Ended December 31,
	2001		2000
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Outstanding at beginning of period	1,150,000	$16.67	–	$–
Granted during the period	–	$–	1,295,000	$16.49
Cancelled during the period	(125,002)	$16.12	(73,022)	$15.00
Exercised during the period	(369,787)	$15.00	(71,978)	$15.00

Outstanding at end of period	655,211	$17.72	1,150,000	$16.67

Exercisable at end of period	150,612	$19.36	237,793	$15.76

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

	Year Ended December 31, 2001
	2001			2000
Exercise price	Number	Fair Value	Exercise Price	Number	Fair Value	Exercise Price
Equal to market price	–	$–	$–	1,295,000	$16.49	$16.49

The following table summarizes information about the VTR Plan phantom options outstanding and exercisable at December 31, 2001:

	Options Outstanding			Options Exercisable
Exercise Price Range	Number	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	Number	Weighted-Average Exercise Price
$15.00	539,274	7.89	$15.00	108,009	$15.00
$30.40	115,937	8.57	$30.40	42,603	$30.40

Total	655,211	8.01	$17.72	150,612	$19.36

Asia/Pacific Plan.    In March 1998, Asia/Pacific's Board of Directors approved a stock option plan (the "Asia/Pacific Plan") which permitted the grant of phantom stock options or the grant of stock options to purchase up to 1,800,000 shares of Asia/Pacific's Class A common stock. The options vested in equal monthly increments over a four-year period following the date of grant, and gave the employee the right with respect to vested options to receive a cash payment equal to the difference between the fair market value of a share of Asia/Pacific stock and the option base price per share. The Asia/Pacific Plan was cancelled effective July 22, 1999. Under variable plan accounting, a total of $17.6 million of compensation expense was recognized during 1999 by Asia/Pacific through the cancellation date.

A summary of phantom stock option activity for the Asia/Pacific Plan is as follows:

	Year Ended December 31, 1999
	Number	Weighted- Average Exercise Price
Outstanding at beginning of period	1,779,500	$10.00
Granted during the period	65,000	$10.00
Cancelled during the period	(1,844,500)	$10.00
Exercised during the period	–	$–

Outstanding at end of period	–	$–

Exercisable at end of period	–	$–

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

	Year Ended December 31, 1999
Exercise Price	Number	Fair Value	Exercise Price
Equal to market price	65,000	$10.00	$10.00

Austar United Plan.    On June 17, 1999, Austar United established a stock option plan (the "Austar United Plan"). Effective on the Austar United initial public offering ("IPO") date of July 27, 1999, certain individuals were granted options under the Austar United Plan in direct proportion to their previous holding of Asia/Pacific options under the Asia/Pacific Plan along with retroactive vesting through the initial public offering date to reflect vesting under the Asia/Pacific Plan. The maximum term of options granted under the Austar United Plan is ten years. The options vest in equal monthly increments over the four-year period following the date of grant. Under the Austar United Plan, options to purchase a total of 35,705,271 shares have been authorized, of which 6,807,435 were available for grant. The Austar United Plan was accounted for as a variable plan prior to Austar United's IPO and as a fixed plan with the Austar United IPO effective July 27, 1999. For the years ended December 31, 2001, 2000 and 1999, $4.8 million, $9.4 million and $4.9 million, respectively, of compensation expense was recognized under this plan in the statement of operations.

For purposes of the pro forma disclosures presented below, Austar United has computed the fair values of all options granted during the years ended December 31, 2001, 2000 and 1999 using the Black-Scholes single-option pricing model and the following weighted-average assumptions:

	Year Ended December 31,
	2001	2000	1999
Risk-free interest rate	5.14%	5.27%	5.81%
Expected lives	7 years	7 years	7 years
Expected volatility	91.59%	55.48%	40.44%
Expected dividend yield	0%	0%	0%

The total fair value of options granted was approximately A$2.1 ($1.1) million, A$5.5 ($3.1) million and A$88.0 ($57.7) million for the years ended December 31, 2001, 2000 and 1999, respectively.

A summary of stock option activity for the Austar United Plan is as follows:

	Year Ended December 31,
	2001			2000			1999
	Number	Weighted- Average Exercise Price		Number	Weighted- Average Exercise Price		Number	Weighted- Average Exercise Price
		(Australian dollars)			(Australian dollars)			(Australian dollars)
Outstanding at beginning of period	26,650,549	A$	2.20	24,845,031	A$	2.27	–	A$	–
Granted during the period	3,145,000	A$	1.37	2,967,500	A$	2.33	25,631,736	A$	2.26
Cancelled during the period	(1,892,293)	A$	2.89	(851,652)	A$	4.39	(102,455)	A$	3.75
Exercised during the period	–	A$	–	(310,330)	A$	3.09	(684,250)	A$	1.83

Outstanding at end of period	27,903,256	A$	2.05	26,650,549	A$	2.20	24,845,031	A$	2.27

Exercisable at end of period	16,373,055	A$	2.10	17,279,095	A$	2.01	11,564,416	A$	1.90

The combined weighted-average fair values and weighted-average exercise prices of options granted for the last three years are as follows:

	Year Ended December 31,
	2001					2000					1999
Exercise Price	Number	Fair Value		Exercise Price		Number	Fair Value		Exercise Price		Number	Fair Value		Exercise Price
		(Australian dollars)					(Australian dollars)					(Australian dollars)
Less than market price	–	A$	–	A$	–	2,627,500	A$	1.60	A$	1.75	22,334,236	A$	3.58	A$	1.91
Equal to market price	1,145,000	A$	0.66	A$	0.81	10,000	A$	3.86	A$	6.25	3,222,500	A$	2.47	A$	4.70
Greater than market price	2,000,000	A$	0.66	A$	1.68	330,000	A$	3.75	A$	6.80	75,000	A$	2.43	A$	4.70

Total	3,145,000	A$	0.66	A$	1.37	2,967,500	A$	1.85	A$	2.33	25,631,736	A$	3.43	A$	2.26

The following table summarizes information about the Austar United Plan options outstanding and exercisable at December 31, 2001:

	Options Outstanding				Options Exercisable
Exercise Price Range (Australian dollars)	Number	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price		Number	Weighted-Average Exercise Price
			(Australian dollars)			(Australian dollars)
A$0.73 – A$0.85	953,177	9.32	A$	0.81	181,406	A$	0.81
A$1.75	3,825,208	9.17	A$	1.75	1,116,429	A$	1.75
A$1.80	20,422,899	7.55	A$	1.80	13,368,351	A$	1.80
A$4.70	2,521,243	7.60	A$	4.70	1,615,723	A$	4.70
A$6.25 – A$8.28	180,729	8.30	A$	6.77	91,146	A$	6.84

Total	27,903,256	7.84	A$	2.05	16,373,055	A$	2.10

Aggregate Pro Forma Impact on Net Income

Pro forma information regarding net (loss) income and net (loss) income per share is required by SFAS 123. This information is required to be determined as if the Company and its subsidiaries had accounted for their stock option plans under the fair value method of SFAS 123. The aggregate fair value of options granted for the years ended December 31, 2001, 2000 and 1999 reported below has been estimated at the date of grant using the Black-Scholes single-option pricing model. The total aggregate fair value of options granted was $147.1 million, $150.0 million and $148.1 million for the years ended December 31, 2001, 2000 and 1999, respectively. These amounts are amortized using the straight- line method over the vesting period of the options. Had the Company's and its subsidiaries' stock option plans been accounted for under SFAS 123, net (loss) income and basic and diluted net (loss) income per share would have been reduced to the following pro forma amounts:

	Year Ended December 31,
	2001	2000	1999
	(In thousands, except per share amounts)
Net (loss) income:
As reported	$(4,494,098)	$(1,220,890)	$636,318

Pro forma	$(4,592,736)	$(1,283,431)	$625,604

Net (loss) income per common share:
As reported basic	$(45.53)	$(13.24)	$7.53

As reported diluted	$(45.53)	$(13.24)	$6.67

Pro forma basic	$(46.52)	$(13.89)	$7.40

Pro forma diluted	$(46.52)	$(13.89)	$6.37

15. Commitments

The Company has entered into various lease agreements for conduit and satellite transponder capacity, programming, broadcast and exhibition rights, office space, office furniture and equipment, and vehicles. Rental expense under these lease agreements totaled $63.3 million, $86.9 million and $24.4 million for the years ended December 31, 2001, 2000 and 1999, respectively.

The Company has capital and operating lease obligations and other non-cancelable commitments as follows (in thousands):

	Capital Leases	Operating Leases
Year ended December 31, 2002	$6,454	$76,689
Year ended December 31, 2003	4,871	61,322
Year ended December 31, 2004	4,561	48,953
Year ended December 31, 2005	4,376	38,737
Year ended December 31, 2006	4,379	37,596
Thereafter	49,424	152,557

Total minimum payments	74,065	$415,854

Less amount representing interest	(28,549)

Total capitalized leases	45,516
Less obligations due within one year	(1,674)

Total long-term capitalized leases	$43,842

In connection with the Canal+ merger, TKP assumed the programming rights and obligations that were directly related to UPC's DTH business and assumed UPC's guarantees relating to UPC's DTH business. Pursuant to the definitive agreements for the Canal+ merger, UPC remains contingently liable for the performance under those assigned contracts. As of December 31, 2001, UPC estimates its potential exposure under these assigned contracts to be $70.1 million (€78.4 million).

UPC has entered into a framework agreement for the supply of various types of equipment. Under this agreement, UPC has a commitment to purchase at the prevailing market price, 300,000 cable modems prior to the end of June, 2003 and 300,000 set top boxes prior to the end of August, 2004. A substantial number of modems and set top boxes has been purchased to date under this commitment.

UPC has entered into a framework agreement for the supply of various types of equipment. Under this agreement, UPC has a commitment to purchase up to $38.0 million before December 31, 2003, of which $11.0 million is committed in 2002 and $27.0 million is committed in 2003.

16. Contingencies

The Company is not a party to any material legal proceedings. From time to time, the Company and/or its subsidiaries may become involved in litigation relating to claims arising out of its operations in the normal course of business.

In May 2001, the United States Supreme Court affirmed the decision of the 10th Circuit U.S. Court of Appeals, which in April 2000 found in favor of UGC Holdings in its lawsuit against Wharf Holdings

Limited ("Wharf"). The lawsuit consisted of the Company's claims of fraud, breach of fiduciary duty, breach of contract and negligent misrepresentation related to Wharf's grant to UGC Holdings in 1992 of an option to purchase a 10.0% equity interest in Wharf's cable television franchise in Hong Kong. The United States Supreme Court's decision affirms the 1997 U.S. District Court judgment in the Company's favor, which, together with accrued interest, totaled gross and net proceeds of approximately $201.2 million and $194.8 million, respectively.

17. Income Taxes

In general, a United States corporation may claim a foreign tax credit against its federal income tax expense for foreign income taxes paid or accrued. Because the Company must calculate its foreign tax credit separately for dividends received from each foreign corporation in which the Company owns 10.0% to 50.0% of the voting stock, and because of certain other limitations, the Company's ability to claim a foreign tax credit may be limited, particularly with respect to dividends paid out of earnings subject to a high rate of foreign income tax. Generally, the Company's ability to claim a foreign tax credit is limited to the amount of U.S. taxes the Company pays with respect to its foreign source income. In calculating its foreign source income, the Company is required to allocate interest expense and overhead incurred in the United States between its United States and foreign activities. Accordingly, to the extent United States borrowings are used to finance equity contributions to its foreign subsidiaries, the Company's ability to claim a foreign tax credit may be significantly reduced. These limitations and the inability of the Company to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a high effective tax rate on the Company's earnings.

The Company through its subsidiaries maintains a presence in over 25 countries. Many of these countries maintain tax regimes that differ significantly from the system of income taxation used in the United States, such as a value added tax system. The Company has accounted for the effect of foreign taxes based on what we believe is reasonably expected to apply to the Company and its subsidiaries based on tax laws currently in effect and/or reasonable interpretations of these laws. Because some foreign jurisdictions do not have systems of taxation that are as well established as the system of income taxation used in the United States or tax regimes used in other major industrialized countries, it may be difficult to anticipate how foreign jurisdictions will tax current and future operations of the Company and its subsidiaries.

The primary differences between taxable income (loss) and net income (loss) for financial reporting purposes relate to SAB 51 gains, the non-consolidation of consolidated foreign subsidiaries for United States tax purposes, international rate differences and the current non-deductibility of interest expense on UAP's senior notes. For investments in foreign corporations accounted for under the equity method, taxable income (loss) generated by these affiliates does not flow through to the Company for United States federal and state tax purposes, even though the Company records its allocable share of affiliate income (losses) for financial reporting purposes. Accordingly, no deferred tax asset has been established for tax basis in excess of the Company's book basis ($725.8 million and $271.6 million at December 31, 2001 and 2000, respectively).

The Company's United States tax net operating losses, totaling $414.2 million at December 31, 2001, expire beginning in 2005 through 2020. This figure includes net operating losses incurred by UAP through November 14, 2001. The Company's tax net operating loss carryforwards of its consolidated foreign subsidiaries as of December 31, 2001 totaled $4.4 billion. The significant components of deferred tax assets and liabilities are as follows:

	December 31,
	2001	2000
	(In thousands)
Deferred tax assets:
Tax net operating loss carryforward of consolidated foreign subsidiaries	$1,485,054	$767,478
Company's U.S. tax net operating loss carryforward	157,409	161,672
Accrued interest expense	69,901	124,148
Derivative assets	27,454	–
Foreign currency effects	6,275	62,671
Capital loss carryforward from disposition of interest in subsidiary	41,679	–
Stock-based compensation	5,653	11,671
Deferred compensation and severence	4,266	3,615
Basis difference in marketable equity securities	1,374	3,076
Investment valuation allowance and other	5,439	2,490
Other	36,320	12,612

Total deferred tax assets	1,840,824	1,149,433
Valuation allowance	(1,828,354)	(1,126,358)

Deferred tax assets, net of valuation allowance	12,470	23,075

Deferred tax liabilities:
Property, plant and equipment, net	–	(6,069)
Intangible assets	(80,300)	(17,208)
Other	–	(82)

Total deferred tax liabilities	(80,300)	(23,359)

Deferred tax liabilities, net	$(67,830)	$(284)

Of the Company's 2001 consolidated (loss) income before income taxes and other items, a loss of $4,444.3 million is derived from the Company's foreign operations. The difference between income tax

(benefit) expense provided in the financial statements and the expected income tax (benefit) expense at statutory rates is reconciled as follows:

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
Expected income tax (benefit) expense at the U.S. statutory rate of 35.0%	$(1,633,918)	$(709,947)	$114,212
Tax effect of permanent and other differences:
Change in valuation allowance	814,612	505,180	371,850
Goodwill impairment	559,028	–	–
International rate differences	187,027	128,929	45,416
Amortization of goodwill	84,020	90,394	788
Non-deductible interest accretion	81,149	61,060	1,693
Other	(25,450)	11,363	1,720
Expired tax loss carryforward	20,149	–	–
Non-deductible expenses	14,740	26,079	77,490
Capitalized costs	6	(6,564)	(49,402)
Gain on issuance of common equity securities by subsidiaries	(1,974)	(48,538)	(573,359)
State tax, net of federal benefit	(140,050)	(60,853)	9,790

Total income tax (benefit) expense	$(40,661)	$(2,897)	$198

18. Segment Information

The Company provides Triple Play Distribution services in numerous countries worldwide, and related content (programming) and other media services in a growing number of international markets. The Company evaluates performance and allocates resources based on the results of these divisions. The key operating performance criteria used in this evaluation include revenue growth and "Adjusted EBITDA". Adjusted EBITDA represents net operating earnings before depreciation, amortization, stock-based compensation charges and impairment and restructuring charges. Stock-based compensation charges result from variable plan accounting for our subsidiaries' regular and phantom stock option plans. Industry analysts generally consider Adjusted EBITDA to be a helpful way to measure the performance of cable television operations and communications companies. Adjusted EBITDA should not, however, be considered a replacement for net income, cash flows or for any other measure of performance or liquidity under generally accepted accounting principles, or as an indicator of a company's operating performance. The presentation of Adjusted EBITDA may not be comparable to statistics with a similar name reported by other companies. Not all companies and analysts calculate Adjusted EBITDA in the same manner. As the Company increases its bundling of products, the allocation of indirect operating and selling, general and administrative expenses between individual products will become increasingly difficult and may not represent the actual Adjusted EBITDA for individual products.

Revenue

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
Europe:
Triple Play Distribution:
The Netherlands	$365,988	$281,312	$157,670
Austria	163,073	126,911	104,667
Belgium	22,319	20,036	18,234
Czech Republic	30,450	24,920	7,666
Norway	59,706	50,998	50,115
Hungary	83,334	63,963	35,322
France	83,812	65,761	30,822
Poland	76,945	68,578	26,845
Sweden	40,493	36,674	13,839
Germany	42,909	9,682	–
Other	18,793	21,903	8,328

Total Triple Play Distribution	987,822	770,738	453,508
DTH	75,609	53,648	8,176
Content	2,890	1,625	2,741
Other	7,879	4,838	1,473

Total Distribution	1,074,200	830,849	465,898
Priority Telecom	144,551	80,829	–
chello broadband	3,209	615	–
UPC Media	7,446	2,981	1,112
Corporate and other	3,782	3,360	6,412

Total Europe	1,233,188	918,634	473,422

Latin America:
Triple Play Distribution:
Chile	166,590	148,167	87,444
Brazil	3,908	4,797	4,637
Other	2,080	1,946	2,428

Total Triple Play Distribution	172,578	154,910	94,509
Other	56	75	590

Total Latin America	172,634	154,985	95,099

Asia/Pacific:
Triple Play Distribution:
Australia	145,423	168,015	145,602
New Zealand	–	4,888	5,386

Total Triple Play Distribution	145,423	172,903	150,988
Content	9,973	2,000	–
Other	235	2,410	976

Total Asia/Pacific	155,631	177,313	151,964

Corporate and other	441	102	277

Total consolidated revenue	$1,561,894	$1,251,034	$720,762

Adjusted EBITDA

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
Europe:
Triple Play Distribution:
The Netherlands	$58,942	$15,594	$29,130
Austria	43,760	33,007	33,239
Belgium	4,625	(809)	1,665
Czech Republic	10,712	4,073	(1,060)
Norway	7,845	7,312	8,291
Hungary	29,996	23,297	11,318
France	(22,540)	(18,165)	(9,943)
Poland	(234)	(342)	(9,233)
Sweden	8,432	(2,318)	347
Germany	23,263	4,469	–
Other	8,840	5,542	1,167

Total Triple Play Distribution	173,641	71,660	64,921
DTH	(8,064)	(17,918)	(27,776)
Content	(34,840)	(48,508)	(36,110)
Other	6,546	(8,562)	(1,188)

Total Distribution	137,283	(3,328)	(153)
Priority Telecom	(79,758)	(37,817)	(5,705)
chello broadband	(46,028)	(116,525)	(61,165)
UPC Media	(54,571)	(58,710)	(16,471)
Corporate and other	(98,393)	(111,259)	(37,120)

Total Europe	(141,467)	(327,639)	(120,614)

Latin America:
Triple Play Distribution:
Chile	29,860	25,432	15,140
Brazil	(1,280)	(854)	(2,462)
Other	(2,682)	(1,023)	(1,210)

Total Triple Play Distribution	25,898	23,555	11,468
Other	(3,054)	(8,036)	218

Total Latin America	22,844	15,519	11,686

Asia/Pacific:
Triple Play Distribution:
Australia	(32,338)	(37,070)	(10,005)
New Zealand	–	(362)	(2,078)
Other	(2,660)	–	–

Total Triple Play Distribution	(34,998)	(37,432)	(12,083)
Content	(6,849)	(1,179)	–
Other	1,828	(4,713)	(129)

Total Asia/Pacific	(40,019)	(43,324)	(12,212)

Corporate and other	(31,994)	(13,020)	(12,037)

Total consolidated Adjusted EBITDA	$(190,636)	$(368,464)	$(133,177)

Triple Play Distribution Revenue

	Year Ended December 31, 2001
	Video	Voice	Internet	Total
	(In thousands)
Europe:
The Netherlands	$227,212	$63,381	$75,395	$365,988
Austria	76,658	41,241	45,174	163,073
Belgium	13,770	–	8,549	22,319
Czech Republic	28,362	750	1,338	30,450
Norway	44,673	6,845	8,188	59,706
Hungary	56,407	23,802	3,125	83,334
France	56,040	20,995	6,777	83,812
Poland	75,301	–	1,644	76,945
Sweden	30,592	–	9,901	40,493
Germany	42,815	38	56	42,909
Other	18,793	–	–	18,793

Total Europe	670,623	157,052	160,147	987,822

Latin America:
Chile	107,884	52,916	5,790	166,590
Brazil	3,908	–	–	3,908
Other	1,958	–	122	2,080

Total Latin America	113,750	52,916	5,912	172,578

Asia/Pacific:
Australia	133,177	2,991	9,255	145,423
Other	–	–	–	–

Total Asia/Pacific	133,177	2,991	9,255	145,423

Total consolidated Triple Play Distribution revenue	$917,550	$212,959	$175,314	$1,305,823

Triple Play Distribution Revenue

	Year Ended December 31, 2000
	Video	Voice	Internet	Total
	(In thousands)
Europe:
The Netherlands	$199,592	$46,367	$35,353	$281,312
Austria	76,264	25,209	25,438	126,911
Belgium	14,456	1,319	4,261	20,036
Czech Republic	23,784	886	250	24,920
Norway	45,020	3,126	2,852	50,998
Hungary	43,551	19,991	421	63,963
France	53,822	9,365	2,574	65,761
Poland	68,574	–	4	68,578
Sweden	30,803	–	5,871	36,674
Germany	9,656	10	16	9,682
Other	21,903	–	–	21,903

Total Europe	587,425	106,273	77,040	770,738

Latin America:
Chile	113,400	33,497	1,270	148,167
Brazil	4,797	–	–	4,797
Other	1,945	–	1	1,946

Total Latin America	120,142	33,497	1,271	154,910

Asia/Pacific:
Australia	163,094	732	4,189	168,015
New Zealand	844	3,166	878	4,888
Other	–	–	–	–

Total Asia/Pacific	163,938	3,898	5,067	172,903

Total consolidated Triple Play Distribution revenue	$871,505	$143,668	$83,378	$1,098,551

Triple Play Distribution Revenue

	Year Ended December 31, 1999
	Video	Voice	Internet	Total
	(In thousands)
Europe:
The Netherlands	$117,025	$32,029	$8,616	$157,670
Austria	83,736	7,321	13,610	104,667
Belgium	15,737	–	2,497	18,234
Czech Republic	7,485	181	–	7,666
Norway	49,185	365	565	50,115
Hungary	35,197	–	125	35,322
France	27,522	2,710	590	30,822
Poland	26,845	–	–	26,845
Sweden	13,335	–	504	13,839
Germany	–	–	–	–
Other	8,328	–	–	8,328

Total Europe	384,395	42,606	26,507	453,508

Latin America:
Chile	77,476	9,881	87	87,444
Brazil	4,637	–	–	4,637
Other	2,428	–	–	2,428

Total Latin America	84,541	9,881	87	94,509

Asia/Pacific:
Australia	145,602	–	–	145,602
New Zealand	1,279	4,107	–	5,386
Other	–	–	–	–

Total Asia/Pacific	146,881	4,107	–	150,988

Total consolidated Triple Play Distribution revenue	$615,817	$56,594	$26,594	$699,005

Revenue by Geographical Area

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
Europe:
The Netherlands	$438,421	$342,277	$165,526
Austria	170,250	133,190	104,667
Belgium	22,545	20,035	18,233
Czech Republic	40,976	28,791	8,708
Norway	69,882	56,650	50,115
Hungary	93,206	65,292	35,322
France	87,215	65,765	30,823
Poland	135,974	121,285	37,762
Sweden	41,699	36,674	13,839
Germany	50,890	11,043	–
Other	82,130	37,632	8,427

Total Europe	1,233,188	918,634	473,422

Latin America:
Chile	166,590	148,167	87,444
Brazil	3,908	4,797	4,637
Other	2,136	2,021	3,018

Total Latin America	172,634	154,985	95,099

Asia/Pacific:
Australia	155,631	172,425	145,602
New Zealand	–	4,888	5,386
Other	–	–	976

Total Asia/Pacific	155,631	177,313	151,964

Corporate and other	441	102	277

Total consolidated revenue	$1,561,894	$1,251,034	$720,762

	Investments in Affiliates		Long-Lived Assets		Total Assets
	December 31,		December 31,		December 31,
	2001	2000	2001	2000	2001	2000
	(In thousands)
Europe:
The Netherlands	$143,681	$619,527	$1,556,384	$1,524,771	$4,151,306	$6,131,443
Austria	–	–	292,111	273,139	410,534	430,988
Belgium	–	–	21,740	22,816	43,158	43,141
Czech Republic	–	–	126,062	114,030	221,149	214,598
France	–	–	563,220	532,951	765,964	849,011
Hungary	97	3	223,255	210,851	351,825	349,788
Norway	–	–	235,611	197,792	302,006	296,494
Poland	29,254	16,230	147,952	298,106	689,208	1,222,790
Sweden	–	–	76,819	63,756	372,368	420,827
Germany	37	530	72,317	74,982	144,517	969,679
Other	–	3	39,905	130,958	94,935	108,382

Total Europe	173,069	636,293	3,355,376	3,444,152	7,546,970	11,037,141

Latin America:
Chile	–	–	311,217	274,621	544,937	521,812
Brazil	4,426	4,232	9,181	4,970	20,055	17,039
Other	38,394	35,540	4,024	6,187	92,317	63,707

Total Latin America	42,820	39,772	324,422	285,778	657,309	602,558

Asia/Pacific:
Australia	–	27,872	–	136,630	–	520,693
New Zealand	–	37,119	–	–	–	–
Other	15,736	15,266	–	6	249,499	62,325

Total Asia/Pacific	15,736	80,257	–	136,636	249,499	583,018

Corporate and other	–	–	12,687	14,091	585,473	924,235

Total consolidated	$231,625	$756,322	$3,692,485	$3,880,657	$9,039,251	$13,146,952

	Depreciation and Amortization			Capital Expenditures
	Year Ended December 31,			Year Ended December 31,
	2001	2000	1999	2001	2000	1999
	(In thousands)
Europe:
The Netherlands	$(444,550)	$(303,088)	$(100,891)	$376,207	$853,980	$294,685
Austria	(68,513)	(57,221)	(42,198)	92,679	133,371	95,675
Belgium	(7,531)	(9,341)	(9,652)	8,367	9,830	8,639
Czech Republic	(24,577)	(16,618)	(4,044)	26,287	29,282	3,134
France	(78,732)	(59,512)	(22,209)	114,596	226,388	72,675
Hungary	(35,202)	(23,103)	(8,431)	31,599	117,866	39,576
Norway	(35,918)	(31,466)	(32,541)	60,563	99,861	58,092
Poland	(126,855)	(107,682)	(39,769)	35,628	126,881	47,369
Sweden	(37,098)	(34,271)	(14,955)	28,767	16,386	14,407
Germany	(107,799)	(4,149)	–	12,788	6,720	–
Corporate and other	(15,120)	(11,019)	(5,752)	13,610	11,933	5,545

Total Europe	(981,895)	(657,470)	(280,442)	801,091	1,632,498	639,797

Latin America:
Chile	(54,467)	(47,352)	(28,505)	135,821	96,808	53,120
Brazil	(2,101)	(2,236)	(2,347)	6,607	1,384	4,399
Other	(5,283)	(1,321)	(1,290)	3,811	1,923	3,167

Total Latin America	(61,851)	(50,909)	(32,142)	146,239	100,115	60,686

Asia/Pacific:
Australia	(100,489)	(101,619)	(97,381)	48,291	113,786	94,513
New Zealand	–	(2,832)	(5,266)	–	–	23,306
Other	(1,282)	(1,178)	(2,076)	–	55	3,014

Total Asia/Pacific	(101,771)	(105,629)	(104,723)	48,291	113,841	120,833

Corporate and other	(1,659)	(1,514)	(1,407)	790	148	426

Total consolidated	$(1,147,176)	$(815,522)	$(418,714)	$996,411	$1,846,602	$821,742

The Company's consolidated Adjusted EBITDA reconciles to the consolidated statements of operations as follows:

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
Operating loss	$(2,871,699)	$(1,140,803)	$(775,625)
Depreciation and amortization	1,147,176	815,522	418,714
Stock-based compensation expense (credit)	8,818	(43,183)	223,734
Impairment and restructuring charges	1,525,069	–	–

Consolidated Adjusted EBITDA	$(190,636)	$(368,464)	$(133,177)

19. Impairment and Restructuring Charges

The following table details these impairment and restructuring charges by type and related segment of the business:

	Employee Severance and Termination Costs	Office Closures	Programming and Lease Contract Termination Costs	Asset Disposal Losses and Other Costs	Impairment Charges	Total Impairment and Restructuring Charges
	(In thousands)
UPC:
UPC Distribution	$35,081	$12,523	$31,281	$37,820	$682,633	$799,338
Priority Telecom	7,829	3,548	11,505	–	418,413	441,295
UPC Media	2,164	–	50,767	9,515	–	62,446
Swiss wireless license	–	–	–	–	91,260	91,260
Microsoft contract acquisition rights	–	–	–	–	59,831	59,831
Corporate	1,861	233	–	–	46,590	48,684
Austar United	–	–	–	–	22,215	22,215

Total impairment and restructuring charges	46,935	16,304	93,553	47,335	1,320,942	1,525,069
Cash paid during 2001	(13,497)	(6,386)	(14,814)	(3,294)	–	(37,991)
Cumulative translation adjustment	127	38	346	55	–	566
Non-cash impairment charges	–	–	12,122	(29,592)	(1,320,942)	(1,338,412)

Impairment and restructuring liability as of December 31, 2001	$33,565	$9,956	$91,207	$14,504	$–	$149,232

UPC implemented a company-wide restructuring plan during the second half of 2001 to both lower operating expenses and strengthen its competitive and financial position. This included eliminating certain employee positions, reducing office space and related overhead expenses, recognizing losses related to excess capacity under certain contracts and canceling certain programming contracts.

Employee Severance and Termination Costs.    These costs included salaries, benefits, outplacement and other costs related to employee terminations. The total workforce reduction was effected through a combination of involuntary terminations and a reorganization of operations to permanently eliminate open positions resulting from normal employee attrition. Salaries and benefits earned during the transition period have not been included in the restructuring charge.

Office Closures.    In addition to the reduction of employee positions, UPC's restructuring plan included reductions in office space and related overhead expenses. Office closure and consolidation costs are the estimated costs to close specifically identified facilities, costs associated with obtaining subleases, lease termination costs and other related costs.

Programming and Lease Contract Termination Costs.    These costs included restructuring and/or cancellation of excess capacity of certain contracts.

UPC Distribution Impairment Charge.    This charge is primarily related to UPC's investment in UPC GmbH. UPC has a 51.0% interest in UPC GmbH, which in turn holds a 100% interest in EWT/TSS. During 2001, UPC pursued merger opportunities with respect to UPC GmbH that ultimately did not materialize. Because UPC lacks the financial resources to fully develop the triple play in Germany, and due to the inability of UPC to find a partner to help implement this strategy, the long range plans of UPC GmbH were revised to provide for a "care and maintenance" program, meaning that the business plan will be primarily focused on current customers and product offerings instead of a planned roll out of new service offerings. As a result of this revised business plan, and in accordance with UPC's policy regarding recoverability of tangible and intangible assets, UPC determined that a triggering event had occurred with respect to this investment in the fourth quarter of 2001, as defined in SFAS 121. After analyzing the projected undiscounted free cash flows (without interest), an impairment charge was deemed necessary. The amount of the charge was determined by evaluating the estimated fair market value of the investment in EWT/TSS using a discounted cash flow approach, resulting in an impairment charge of $682.6 million for the year ended December 31, 2001.

Priority Telecom Impairment Charge.    During the second quarter of 2001, UPC identified indicators of possible impairment of long-lived assets, principally IRUs and related goodwill, within its CLEC subsidiary, Priority Telecom. Such indicators included significant declines in the market value of publicly traded telecommunications providers and a change, subsequent to the acquisition of Cignal, in the way that certain assets from the Cignal acquisition were being used within Priority Telecom. UPC revised its strategic plans for using these assets because of reduced levels of private equity funding activity for CLEC businesses and a decision by UPC to complete a public listing of Priority Telecom in the second half of 2001. The changes in strategic plans included a decision to phase out the legacy international wholesale voice operations of Cignal. When UPC and Priority Telecom reached agreement to acquire Cignal in the second quarer of 2000, the companies originally intended to continue the international wholesale voice operations of Cignal for the foreseeable future. This original plan for the international wholesale voice operations was considered in the determination of the consideration paid for Cignal. In 2001, using the strategic plan prepared in connection with the public listing of Priority Telecom, an impairment assessment test and measurement in accordance with SFAS 121 was completed, resulting in a write down of tangible assets, related goodwill and other impairment charges of $418.4 million for the year ended December 31, 2001.

Swiss Wireless License.    This license was acquired by UPC during 2000. Since its acquisition, UPC has been evaluating various alternatives to develop this license. During the fourth quarter of 2001, in connection with UPC's overall strategic review, it was determined that UPC was not in a position to develop this asset as a result of both funding constraints and a change in strategic focus away from the wireless business, resulting in a write down of the value of this asset to nil and a charge of $91.3 million for the year ended December 31, 2001.

Microsoft Contract Acquisition Rights.    As a result of issuing warrants to Microsoft Corporation during 1999 and 2000, UPC recorded €150.2 ($146.0) million in contract acquisition rights. These rights were being amortized over the three-year term of an interim technology agreement. During the fourth quarter of 2001, this interim technology agreement was terminated, and the remaining unamortized contract acquisition rights totaling $59.8 million were written off.

In December 2001, Austar United reviewed all of its activities and restructured its business to focus on the core pay television business and augment it with interactive television services. This restructuring included outsourcing a number of existing functions, ceasing operation of its own Internet network, streamlining sales and customer service processes and reducing general corporate overhead. In conjunction with this restructuring, Austar United analyzed the carrying value of its tangible and intangible assets in accordance with SFAS 121, and determined there was an impairment in the value of certain of its assets, primarily the spectrum licenses and goodwill related to its Internet business. These assets were written down to fair value as of December 31, 2001. The impairment and restructuring charges for Austar United totaled $146.2 million, and due to the deconsolidation of Austar United effective November 15, 2001, this amount is included in share in results of affiliates. In addition, Asia/Pacific recorded an impairment of the carrying value of goodwill on its books of $22.2 million related to its investment in Austar United.

The following table summarizes the number of employees terminated as of December 31, 2001 and to be terminated during 2002 in connection with UPC's restructuring (by division and by function):

	Number of Employees
	2001	2002
Division:
UPC Distribution	449	873
Priority Telecom	88	23
UPC Media	26	86
Corporate	13	4

Total	576	986

Function:
Programming	133	1
Network Operations	143	498
Customer Operations	58	112
Customer Care	84	92
Billing and Collection	1	4
Customer Acquisition and Marketing	73	164
Administration	84	115

Total	576	986

It is possible that UPC may incur significant additional impairment and restructuring charges in 2002. Such charges could arise as a result of its contemplated debt restructuring, a rationalization of its investments or the application of accounting standards used to value and adjust to carrying value long-lived assets, goodwill and other intangibles. Because of uncertainties concerning UPC's proposed debt restructuring, UPC is not able to estimate whether it will need to incur such charges in 2002 and thereafter, or, if such charges are necessary, the likely amount of the charges.

20. Basic and Diluted Net (Loss) Income Attributable to Common Stockholders

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
Basic:
Net (loss) income	$(4,494,098)	$(1,220,890)	$636,318
Accrual of dividends on Series A convertible preferred stock	–	–	(220)
Accrual of dividends on Series B convertible preferred stock	(1,873)	(1,717)	(1,899)
Accrual of dividends on Series C convertible preferred stock	(29,750)	(29,750)	(14,875)
Accrual of dividends on Series D convertible preferred stock	(20,125)	(20,125)	(1,398)

Basic net (loss) income attributable to common stockholders	$(4,545,846)	$(1,272,482)	$617,926
Diluted:
Accrual of dividends on Series A convertible preferred stock	– (1)	– (1)	220
Accrual of dividends on Series B convertible preferred stock	– (1)	– (1)	1,899
Accrual of dividends on Series C convertible preferred stock	– (1)	– (1)	14,875
Accrual of dividends on Series D convertible preferred stock	– (1)	– (1)	1,398

Diluted net (loss) income attributable to common stockholders	$(4,545,846)	$(1,272,482)	$636,318

(1)
Excluded from the calculation of diluted net (loss) income attributable to common stockholders because the effect is anti-dilutive.

21. Related Party Transactions

Notes Receivable, Related Parties

	December 31,
	2001	2000
	(In thousands)
Liberty	$302,708	$243,451
Telecable	7,952	3,683

Total	$310,660	$247,134

The Company executed four promissory notes with Liberty, whereby the Company loaned Liberty an aggregate $510.0 million. Interest on the outstanding principal amount accrued at 8.0% per annum, and totaled $15.1 million and $1.1 million as of December 31, 2001 and 2000, respectively. On December 3, 2001, Liberty repaid principal and interest on these notes totaling $241.3 million. The remainder of these notes were assumed by United on January 30, 2002 in connection with the merger transaction.

Related Party Receivables

Related party receivables include expenses paid on behalf of affiliates as well as loans by UPC to certain employees for the exercise of the employees' stock options, taxes on options exercised, or both.

Other Notes Receivable

Notes receivable from officers and directors, totaling approximately $17.6 million, including accrued interest of approximately $1.0 million, are generally payable on demand and in any event on November 22, 2002, accrue interest at 90-day LIBOR plus 2.5% or 3.5%, as determined in accordance with the terms of each note, and are secured by certain stock options and shares owned by such individuals. Accordingly, such amounts have been recorded as a reduction to stockholders' equity.

22. Subsequent Events

Merger Transaction

United was formed in February 2001 as part of a series of planned transactions with UGC Holdings and Liberty, which are intended to accomplish a restructuring and recapitalization of United's business. On January 30, 2002, United completed a transaction with Liberty and UGC Holdings, pursuant to which the following occurred.

Immediately prior to the merger transaction on January 30, 2002:

  •
  Liberty contributed approximately 9.9 million shares of UGC Holdings Class B common stock and approximately 12.0 million shares of UGC Holdings Class A common stock to United. In exchange for these contributions, United issued Liberty approximately 21.9 million shares of United's Class C common stock;

  •
  The Founders transferred their shares of UGC Holdings Class B common stock to limited liability companies, which limited liability companies then merged into United. As a result of such mergers, the Founders received approximately 8.9 million shares of United's Class B common stock, which number of shares equals the number of shares of UGC Holdings Class B common stock transferred by them to the limited liability companies.

As a result of the merger transaction:

  •
  UGC Holdings became United's 99.5%-owned subsidiary;

  •
  Each share of UGC Holdings' Class A and Class B common stock outstanding immediately prior to the merger was converted into one share of United's Class A common stock;

  •
  The shares of UGC Holdings' preferred stock outstanding immediately prior to the merger, other than UGC Holdings' Series E preferred stock, were converted into an aggregate of approximately 23.3 million shares of United's Class A common stock, which amount is equal to the number of shares of UGC Holdings' Class A common stock the holders of UGC Holdings' preferred stock would have received had they converted their preferred stock immediately prior to the merger;

  •
  The shares of UGC Holdings' Series E preferred stock outstanding immediately prior to the merger were converted into an aggregate of 1,500 shares of UGC Holdings' Class A common stock;

  •
  Liberty has the right to elect four of United's 12 directors;

  •
  The Founders have the effective voting power to elect eight of United's 12 directors; and

  •
  United has the right to elect half of UGC Holdings' directors and four of the Founders, Gene W. Schneider, Mark L. Schneider, Albert M. Carollo, Sr. and Curtis W. Rochelle, have the right to elect the other half of UGC Holdings' directors.

Immediately following the merger transaction:

  •
  Liberty contributed to United the Belmarken Notes and, as a result, two of the Company's Dutch subsidiaries owe the amounts payable under such notes, which had an accreted value of $891.7 million as of January 30, 2002, to United rather than to Liberty;

  •
  Liberty contributed $200.0 million in cash to United;

  •
  Liberty contributed to United $1.435 billion face amount of UPC senior notes and €263.1 million face amount of UPC senior discount notes and, as a result, UPC owes the obligations represented by such senior notes and senior discount notes to United rather than to Liberty; and

  •
  In exchange for the contribution of these assets to United, an aggregate of approximately 281.3 million shares of United's Class C common stock was issued to Liberty.

In December 2001, IDT United, Inc. ("IDT United") commenced a cash tender offer for, and related consent solicitation with respect to, the entire $1.375 billion face amount of senior notes of UGC Holdings. This tender offer expired at 5:00 p.m., New York City time, on February 1, 2002. As of the expiration of the tender offer, holders of the notes had validly tendered and not withdrawn notes representing $1.350 billion aggregate principal amount at maturity. At the time of the tender offer, Liberty had an equity and debt interest in IDT United.

Prior to the merger on January 30, 2002, United acquired from Liberty $751.2 million aggregate principal amount at maturity of the senior notes of UGC Holdings, as well as all of Liberty's interest in IDT United. The purchase price for the senior notes and Liberty's interest in IDT United was:

  •
  United's assumption of $304.6 million of indebtedness owed by Liberty to UGC Holdings (due January 30, 2004); and

  •
  Cash in the amount of $143.9 million.

On January 30, 2002 LBTW I, Inc., a subsidiary of Liberty, loaned United Programming Argentina II, Inc., a subsidiary of United, $17.3 million, of which $2.3 million was used to purchase shares of preferred stock and promissory notes issued by IDT United. Following January 30, 2002, LBTW I, Inc. loaned United Programming Argentina II, Inc. an additional $85.4 million, as evidenced by promissory notes dated January 31, 2002, February 1, 2002, February 4, 2002, February 5, 2002 and February 28, 2002. United used the proceeds of these loans to purchase additional shares of preferred stock and promissory notes issued by IDT United. These notes to LBTW I, Inc. accrue interest at 8.0% annually, compounded and payable quarterly, and each note matures on its first anniversary.

United has no independent operations of its own other than those attributable to its 99.5% common stock interest in UGC Holdings. United's Board of Directors and the Board of Directors of UGC Holdings recently approved the conversion of the 0.5% economic interest held by the Founders into UGC Holdings Class C non-voting common stock, which would result in 100% voting control over UGC Holdings' Board of Director elections by United. Following conversion, United would consolidate UGC Holdings and its subsidiaries. The timing of that conversion is uncertain, but is expected to occur as soon as practicable.

Certain Income Tax Consequences of the Merger Transaction

For U.S. income tax purposes, UGC Holdings had estimated net operating losses of $414.2 million as of December 31, 2001. Such net operating losses may generally be used to offset future income or gain recognized. The Company anticipates that substantially all of UGC Holdings' existing net operating losses are expected to be used to offset any "cancellation of debt", or "COD", income recognized as a result of Liberty's or United's acquisition of the UGC Holdings senior discount notes, because such acquisition occurred prior to the merger transaction, and UGC Holdings did not experience an "ownership change", as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), prior to the merger transaction. The amount of income realized will depend on the difference between the purchase price paid for the notes and the adjusted issue price, as defined in U.S. Treasury Regulation Section 1.1275-1. The merger transaction resulted in an ownership change for UGC Holdings as defined in

Section 382 of the Code. As such, UGC Holdings may be limited in its ability to use any remaining pre-change net operating losses to offset future income or gain.

The merger transaction may result in the realization of substantial COD income by UPC for U.S. income tax purposes. Depending on UPC's positive current year earnings and profits, the amount of passive income recognized by UPC, and UPC's quarterly average amount of investments in U.S. property during the tax year in which such COD income is realized, UGC Holdings may recognize a deemed dividend based on its proportionate ownership in UPC as of December 31, 2002. UGC Holdings intends to take actions to minimize the amount of any such deemed dividend.

For U.S. income tax purposes, United and UGC Holdings will not file as part of a consolidated group because United does not have the requisite control of UGC Holdings to permit tax consolidation. As a separate entity, United may not use any tax attributes, which include but are not limited to net operating losses, tax credits, or capital losses, generated by UGC Holdings or its affiliated U.S. subsidiaries to reduce taxes paid by United.

As a result of the merger transaction, United owns certain senior notes of UGC Holdings. The direct acquisition of UGC Holdings senior notes by United triggered COD income at the UGC Holdings level for income tax purposes, which may result in the utilization of substantially all of UGC Holdings' net operating loss carryforwards existing as of December 31, 2001. United will recognize interest income on these bonds as they accrete. This interest will not be deductible by UGC Holdings for U.S. income tax purposes as it accretes. Instead, a portion of such interest may be deducted when and if such interest is paid in the future. The remaining portion is permanently non-deductible. In addition to the 10 3/4% senior discount notes, United owns several notes and bonds from other affiliates as a result of the merger transaction. United will generally be required to recognize interest income from such notes and bonds as it accrues or accretes to the extent it is likely that such amounts will ultimately be paid. As a result of this interest income, United may recognize taxable income in 2002 on which it will owe current federal and state income taxes.

UPC Romania

In February 2002, the minority shareholders in UPC Romania exercised their option which required UPC to purchase all of their partnership interests effective December 31, 2001, for consideration of approximately €24.1 ($21.5) million, which was paid in February 2002.

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

December 31, 2001

(unaudited)

        Effective January 30, 2002, Liberty Media Corporation ("Liberty") and UnitedGlobalCom, Inc. ("UGC") consummated the transaction described in Note 1 to these condensed pro forma combined financial statements.

        The following unaudited condensed pro forma combined balance sheet of Liberty, dated as of December 31, 2001, assumes that the transaction with UGC had occurred as of such date. The following unaudited condensed pro forma combined statement of operations for the year ended December 31, 2001 assumes that the transaction with UGC had occurred as of January 1, 2001.

        The unaudited pro forma results do not purport to be indicative of the results of operations that would have been obtained if the transaction with UGC had occurred as of January 1, 2001.

1

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONDENSED PRO FORMA COMBINED BALANCE SHEET

December 31, 2001

(unaudited)

	Historical Liberty	Pro forma adjustments		Pro forma Liberty
	amounts in millions
Assets
Cash and cash equivalents	$2,077	(607	)(2)	1,470
Receivables and other current assets	1,454	—		1,454
Investment in affiliates and related receivables	10,076	1,191	(3)	11,267
Other investments and related receivables	23,544	(718	)(4)	22,826
Property and equipment, net of accumulated depreciation	941	—		941
Intangible assets and other assets, net of accumulated amortization	10,447	—		10,447

	$48,539	(134)		48,405

Liabilities and Stockholders' Equity
Payables and accruals	$2,780	(15	)(5)	2,765
Debt and capital lease obligations	6,084	(288	)(5)	5,796
Deferred income tax liabilites	8,977	18	(4)	8,995
Other liabilities	442	—		442

Total liabilities	18,283	(285)		17,998

Minority interests	133	—		133
Stockholders' equity:
Stockholders' equity	29,283	123	(6)	29,406
Accumulated other comprehensive earnings, net of taxes	840	28	(4)	868

	30,123	151		30,274

	$48,539	(134)		48,405

See Notes to Condensed Pro Forma Combined Financial Statements.

2

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2001

(unaudited)

	Historical Liberty	Pro forma adjustments		Pro forma Liberty
	amounts in millions, except per share amounts
Revenue	$2,059	—		2,059
Operating, selling, general and administrative expenses	(1,682)	—		(1,682)
Stock compensation	(132)	—		(132)
Depreciation and amortization	(984)	—		(984)
Impairment of long-lived assets	(388)	—		(388)

Operating loss	(1,127)	—		(1,127)
Other income (expense)
Interest expense	(525)	18	(7)	(507)
Dividend and interest income	272	(38	)(7)	234
Share of losses of affiliates, net	(4,906)	(754	)(8)	(5,660)
Loss on dispositions, net	(310)	—		(310)
Nontemporary declines in fair value of investments	(4,101)	—		(4,101)
Realized and unrealized losses on financial instruments, net	(174)	410	(9)	236
Other, net	(11)	—		(11)

Loss before income taxes and minority interest	(10,882)	(364)		(11,246)
Income tax benefit	3,908	142	(10)	4,050
Minority interests in subsidiaries	226	—		226

Loss before cumulative effect of accounting change	(6,748)	(222)		(6,970)
Cumulative effect of accounting change, net of taxes	545	—		545

Net loss	$(6,203)	(222)		(6,425)

Pro forma number of shares outstanding (basic and diluted)	2,588			2,588

Pro forma basic and diluted loss attributable to common stockholders per common share	$(2.40)			(2.48)

See Notes to Condensed Pro Forma Combined Financial Statements.

3

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Condensed Pro Forma Combined Financial Statements

December 31, 2001

(unaudited)

(1)
On January 30, 2002, Liberty Media Corporation ("Liberty") and UnitedGlobalCom, Inc. ("UGC") completed their previously announced transaction. In connection with this transaction, (a) Liberty and certain major stockholders of UGC (such major stockholders, the "Founders") contributed all of the shares of UGC's Class B Common Stock and, in the case of Liberty, some of the shares of UGC's Class A Common Stock, owned by them to a newly formed holding company ("New UGC"), in exchange for shares of New UGC Class B Common Stock, in the case of the Founders, and New UGC Class C Common Stock, in the case of Liberty, and (b) UGC merged with a subsidiary of New UGC. As a result of this merger, UGC became a majority-owned subsidiary of New UGC and was renamed "UGC Holdings, Inc.," all of the former stockholders of UGC became stockholders of New UGC and New UGC changed its name to "UnitedGlobalCom, Inc." Immediately following this merger, Liberty contributed $200 million in cash, a convertible note (the "Belmarken Loan") issued by UGC's subsidiaries Belmarken Holding B.V. and United Pan-Europe Communications N.V. (as co-obligor) ("UPC") having an accreted value as of that date of approximately $891.7 million and approximately $1,435.3 million and Euro 263.1 million aggregate principal amount at maturity of UPC's publicly traded bonds (the "UPC Senior Notes") to New UGC in return for approximately 281.3 million shares of New UGC Class C Common Stock. Such shares, when combined with Liberty's prior holdings of UGC common stock, give Liberty an approximate 72% economic ownership interest and an approximate 94% voting interest in New UGC. Pursuant to the terms of New UGC's certificate of incorporation and bylaws, as well as certain voting and standstill arrangements among New UGC, the Founders and Liberty, Liberty is unable to exercise control over the management of New UGC. The consideration paid by Liberty in this transaction was the result of negotiations among the principal parties to this transaction. Liberty paid the consideration for this transaction out of its working capital.

  Also on January 30, 2002, New UGC acquired from Liberty its debt and equity interests in IDT United, Inc. ("IDT United") and $751.2 million principal amount at maturity of UGC's $1,375 million 10 3/4% senior secured discount notes due 2008 ("Notes") which amount of Notes had been distributed to Liberty previously in redemption of a portion of its equity interest in IDT United and as prepayment of a portion of IDT United's debt held by Liberty. The aggregate purchase price paid by New UGC for all of the equity and debt of IDT United held by Liberty and the Notes held by Liberty was approximately $448.5 million, which amount was equal to the aggregate amount of Liberty's investment in IDT United plus interest. Of this amount, approximately $304.6 million consisted of the assumption by New UGC of debt owed by Liberty to a subsidiary of UGC and the remainder was credited against the $200 million contribution of Liberty to New UGC referred to above. In connection with these transactions, a subsidiary of Liberty agreed to loan to a subsidiary of New UGC up to $105 million, of which $103 million has been loaned (the "Subsidiary Loan").

(2)
Represents decreases in cash comprised of the following (amounts in millions):

Investment in IDT United	$449
Cash contribution to New UGC	55
Loan to New UGC subsidiary	103

$607

4

(3)
Represents Liberty's aggregate basis in the shares of New UGC received and in the Subsidiary Loan.

(4)
Represents the contribution to New United of the UPC Senior Notes and the Belmarken Loan, and the elimination of the related deferred taxes and accumulated other comprehensive income.

(5)
Represents the assumption by New UGC of debt and accrued interest owed to UGC.

(6)
Represents the pro forma gain based upon the minority interests share of the difference between the estimated fair value of assets received and the carrying value of the consideration relinquished.

(7)
Represents the elimination of interest expense incurred on the notes payable to UGC and the elimination of interest income earned on the Belmarken Loan, net of pro forma interest income on the Subsidiary Loan.

(8)
Represents additional share of losses of New UGC based on Liberty's increased ownership. As Liberty has no additional funding commitments to New UGC, the share of loss adjustment represents the amount necessary to reduce Liberty's carrying value in New UGC to zero. The amount of losses not recognized by Liberty due to its carrying value being zero is approximately $1.5 billion.

(9)
Represents the elimination of unrealized losses related to the conversion feature of the Belmarken Loan.

(10)
Represents the estimated income tax effect of the pro forma adjustments.

5